Exhibit 2.1






                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                              CENDANT CORPORATION


                       ROBERTSON ACQUISITION CORPORATION


                                      and


                                  ORBITZ, INC.


                                     dated


                               September 29, 2004

                             Index of Defined Terms

Defined Term                                                         Section
------------                                                         -------

Acquisition Proposal........................................Section 5.2(e)(i)
Agreement............................................................Recitals
Appointment Date..................................................Section 5.1
Assignee.........................................................Section 9.11
Average Premium................................................Section 6.8(c)
Balance Sheet Date................................................Section 3.9
Bankruptcy Case.......................................................Annex I
Bankruptcy Court...................................................Annex I(j)
Bankruptcy Event...................................................Annex I(h)
Benefit Plans.................................................Section 3.12(a)
Certificate of Merger.............................................Section 1.5
Certificates...................................................Section 2.2(b)
Change in Tax Law..................................................Annex I(k)
Class A Common Stock...........................................Section 3.3(a)
Class A Offer........................................................Recitals
Class A Shares.......................................................Recitals
Class B Common Stock...........................................Section 3.3(a)
Class B Offer........................................................Recitals
Class B Shares.......................................................Recitals
Closing...........................................................Section 1.6
Closing Date......................................................Section 1.6
Code...........................................................Section 2.2(e)
Common Stock...................................................Section 3.3(a)
Common Stock Merger Consideration..............................Section 2.1(c)
Company..............................................................Recitals
Company Agreements.............................................Section 3.7(a)
Company Board of Directors...........................................Recitals
Company Bylaws.................................................Section 3.2(c)
Company Certificate...........................................Section 3.2(c)
Company Change in Recommendation...............................Section 5.3(a)
Company Disclosure Schedule.......................................Article III
Company Employees.............................................Section 6.13(a)
Company IP....................................................Section 3.17(a)
Company Licensed IP...........................................Section 3.17(a)
Company Material Adverse Change................................Section 3.1(a)
Company Material Adverse Effect................................Section 3.1(a)
Company Option Plans..............................................Section 2.4
Company Owned IP..............................................Section 3.17(a)
Company Recommendation.........................................Section 5.3(a)
Company Restricted Stock..........................................Section 2.5
Company SEC Documents..........................................Section 3.8(a)
Company Stock Option..............................................Section 2.4
Company Stockholders Agreement.................................Section 3.3(c)
Company Stockholders Agreement Waiver................................Recitals
Company Subsidiary.............................................Section 3.2(a)
Copyrights....................................................Section 3.17(a)
Covered Persons................................................Section 6.8(c)
CSFB.............................................................Section 3.22
D&O Insurance..................................................Section 6.8(c)
DGCL.................................................................Recitals
Dissenting Shares..............................................Section 2.3(a)
Drop Dead Date.............................................Section 8.1(b)(iv)
Effective Time....................................................Section 1.5
Encumbrances...................................................Section 3.2(a)
ERISA.........................................................Section 3.12(a)
ERISA Affiliate...............................................Section 3.12(a)
Exchange Act...................................................Section 1.1(a)
Exchange Ratio....................................................Section 2.4
Final Order........................................................Annex I(j)
Financial Statements...........................................Section 3.8(a)
GAAP...........................................................Section 3.8(a)
Governmental Approval Condition.......................................Annex I
Governmental Entity............................................Section 3.7(a)
HSR Act........................................................Section 3.7(a)
HSR Condition.........................................................Annex I
Indemnification Agreements.....................................Section 6.8(c)
Independent Directors..........................................Section 1.3(b)
Industries.....................................................Section 3.1(a)
Initial Expiration Date........................................Section 1.1(a)
Intellectual Property.........................................Section 3.17(a)
IP Agreement..................................................Section 3.14(i)
IPO Exchange..................................................Section 3.13(e)
Litigation Condition...............................................Annex I(a)
Material Company Agreement.......................................Section 3.14
Merger.........................................................Section 1.4(a)
Merger Agreement......................................................Annex I
Merger Consideration...........................................Section 2.1(d)
Merrill Lynch....................................................Section 3.22
Minimum Condition..............................................Section 1.1(a)
Offer Documents................................................Section 1.1(b)
Offer to Purchase..............................................Section 1.1(a)
Offers...............................................................Recitals
Offers Price.........................................................Recitals
Parent...............................................................Recitals
Parent Common Stock...............................................Section 2.4
Patents.......................................................Section 3.17(a)
Paying Agent...................................................Section 2.2(a)
Permitted Encumbrances.........................................Section 3.2(a)
Person.........................................................Section 3.2(a)
Post Signing Returns.............................................Section 6.11
Preferred Shares...............................................Section 2.1(d)
Preferred Stock................................................Section 3.3(a)
Preferred Stock Merger Consideration...........................Section 2.1(d)
Proxy Statement............................................Section 1.9(a)(ii)
Purchaser............................................................Recitals
Purchaser Common Stock............................................Section 2.1
Regulation M-A.................................................Section 1.1(b)
Reporting System...............................................Section 6.5(c)
Representatives................................................Section 5.2(a)
Required Company Holders..........................................Section 3.6
Restricted Clauses................................................Section 5.1
SAM............................................................Section 3.2(d)
Sarbanes-Oxley Act.............................................Section 3.8(a)
Schedule 14D-9.................................................Section 1.2(a)
Schedule TO....................................................Section 1.1(b)
SEC............................................................Section 1.1(b)
Securities Act.................................................Section 3.8(a)
Series A Preferred Stock.......................................Section 2.1(d)
Shares...............................................................Recitals
Software Programs.............................................Section 3.17(a)
Special Committee....................................................Recitals
Special Meeting.............................................Section 1.9(a)(i)
Stockholder..........................................................Recitals
Stockholder Agreement................................................Recitals
Stockholder Approval Condition........................................Annex I
Stockholder Consent...................................................Annex I
Stockholders Transaction Consent.....................................Recitals
Subsidiary.....................................................Section 3.2(a)
Superior Proposal..........................................Section 5.2(e)(ii)
Surviving Corporation..........................................Section 1.4(a)
Tax...........................................................Section 3.13(d)
Tax Authority.................................................Section 3.13(d)
Tax Claim................................................Section 3.13(a)(iii)
Tax Claims...............................................Section 3.13(a)(iii)
Tax Returns...................................................Section 3.13(d)
Taxes.........................................................Section 3.13(d)
Termination Fee................................................Section 8.2(b)
Third Party....................................................Section 5.2(a)
Trade Secrets.................................................Section 3.17(a)
Trademarks....................................................Section 3.17(a)
Transactions......................................................Section 3.4
United.........................................................Section 8.1(g)
United Approval................................................Section 8.1(g)
Voting Debt....................................................Section 3.3(a)

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated September 29, 2004, by and among Cendant Corporation, a Delaware corporation ("Parent"), Robertson Acquisition Corporation, a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and Orbitz, Inc., a Delaware corporation (the "Company").

         WHEREAS, the Board of Directors of each of Parent, Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

         WHEREAS, in furtherance thereof, it is proposed that Purchaser (i) make a cash tender offer to acquire all of the issued and outstanding shares of class A common stock, par value $0.001 (such shares the "Class A Shares" and such offer the "Class A Offer") and (ii) make a cash tender offer to acquire all of the issued and outstanding shares of each series of class B common stock, par value $0.001, which are not registered pursuant to the Exchange Act (such shares the "Class B Shares," and, together with the Class A Shares, the "Shares," and such offer the "Class B Offer," and, together with the Class A Offer, the "Offers"), each for $27.50 per Share in cash (such price, or any such higher price per Share as may be paid in the Offers, referred to herein as the "Offers Price");

         WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, Purchaser and the Company has approved this Agreement and the Merger following the Offers in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Board of Directors of the Company (the "Company Board of Directors") has determined that the consideration to be paid for each Share in the Offers and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offers and adopt and approve this Agreement and each of the Transactions upon the terms and subject to the conditions set forth herein;

         WHEREAS, the Special Committee of the Company Board of Directors (the "Special Committee") has determined that the consideration to be paid for each Class A Share in the Class A Offer and the Merger is fair to the holders of such Shares (other than the Stockholders (excluding Jeffrey G. Katz)) and has resolved to recommend that the holders of such Shares (other than the Stockholders (excluding Jeffrey G. Katz)) accept the Class A Offer and adopt and approve this Agreement and each of the Transactions upon the terms and subject to the conditions set forth herein;

         WHEREAS, as a condition and further inducement to Parent and Purchaser to enter into this Agreement and incur the obligations set forth herein, certain stockholders of the Company (each, a "Stockholder") concurrently herewith are entering into a Stockholder Agreement (the "Stockholder Agreement"), dated as of the date hereof, with Parent and Purchaser, in the form attached hereto as Exhibit C, pursuant to which each such Stockholder (other than Jeffrey G. Katz) has, among other things, upon the terms and subject to the conditions set forth therein, agreed to irrevocably tender such Stockholder's Class B Shares in the Class B Offer and granted Parent an irrevocable proxy with respect to the voting of certain Shares in favor of the adoption of the Merger, and Jeffrey G. Katz has, among other things, upon the terms and subject to the conditions set forth therein, agreed to irrevocably tender his Class A Shares in the Class A Offer and granted Parent an irrevocable proxy with respect to the voting of such Shares in favor of the adoption of the Merger;

         WHEREAS, immediately following the execution of this Agreement, each of the Stockholders (other than Jeffrey G. Katz) is delivering to the Company written consents in lieu of a meeting of stockholders of the Company pursuant to which such Stockholder has adopted this Agreement, the Merger and the Transactions pursuant to Sections 8.2(a), 8.2(b) and, subject to the approval of the Bankruptcy Court in the case of United, 8.2(c) of the Company Certificate (each, a "Stockholders Transaction Consent");

         WHEREAS, concurrently with the execution of this Agreement, the Company and the Stockholders (other than Jeffrey G. Katz) are each executing and delivering a written waiver (each, a "Company Stockholders Agreement Waiver") which waiver, upon its effectiveness, among other things, eliminates any requirement under Section 4.3 of the Company Stockholders Agreement that Purchaser (or any transferee or assignee thereof) as transferee in the Class B Offer (i) be subject to the terms and conditions of the Company Stockholders Agreement and/or (ii) assume (in writing or otherwise) any obligations under the Company Stockholders Agreement, in either case upon, or as a condition to, a "Qualified Transfer" (as defined in the Company Certificate);

         WHEREAS, concurrently with the execution hereof, each of the directors designated by each holder of Class B Shares is tendering his resignation from the Company Board of Directors effective as of the acquisition of the Class B Shares owned by such holder pursuant to the Class B Offer; and

         WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offers and the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   Article I

                             THE OFFERS AND MERGER

         Section 1.1. The Offers. (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in paragraphs (a) (except to the extent any such suit, action or proceeding described in such paragraph (a) has been brought or commenced by a United States Trustee in a Bankruptcy Case), (b), (c), (d), (e), (h), (i) and
(k) of Annex I shall have occurred, as promptly as practicable, and in any event, within ten business days of the date hereof, Purchaser shall simultaneously commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) each of the Offers to purchase for cash all Shares at the Offers Price, subject to (i) there being validly tendered in the Offers (in the aggregate) and not withdrawn prior to the expiration of the Offers that number of Shares which, together with the Shares then beneficially owned by Parent or Purchaser, represents at least a majority of the Shares outstanding on a fully-diluted basis and no less than a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote in the election of directors (collectively, the "Minimum Condition") and
(ii) the other conditions set forth in Annex I. Subject to the prior satisfaction or waiver by Parent or Purchaser of the Minimum Condition and the other conditions of the Offers set forth in Annex I, Purchaser shall consummate the Offers in accordance with their terms and accept for payment and pay for all Shares tendered pursuant to the Offers as soon as practicable after Purchaser is legally permitted to do so under applicable law; provided, however, that the initial expiration date of the Offers (and the first date upon which Purchaser may accept Shares tendered pursuant to the Offers) shall be the later of the date that is (i) 30 business days following the first public announcement of this Agreement by Parent or (ii) 20 business days following the commencement of the Offers (the "Initial Expiration Date"). The obligations of Purchaser to commence the Offers and accept for payment and pay for any Shares validly tendered on or prior to the expiration of the Offers and not withdrawn shall be subject to the Minimum Condition and the other conditions set forth in Annex I. The Offers shall be made by means of an offer to purchase (the "Offer to Purchase") that contains the terms set forth in this Agreement and the Stockholder Agreement in effect as of the date hereof, the Minimum Condition and the other conditions set forth in Annex I. Purchaser shall not decrease the Offers Price, pay a different price in one Offer than the other, change the form of consideration payable in the Offers, decrease the number of Shares sought in the Offers, impose additional conditions to the Offers or amend any other condition to the Offers in any manner adverse to the holders of the Shares without the prior written consent of the Company (such consent, subject to Section 9.1, to be authorized by the Company Board of Directors); provided, however, that (x) if on the Initial Expiration Date (as it may be extended), all conditions to the Offers shall not have been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Initial Expiration Date for such period as Purchaser may determine to a date that is no later than the Drop Dead Date and (y) Purchaser may, in its sole discretion, provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act. In addition, Parent and Purchaser agree that if at any one or more scheduled expiration dates of the Offers, the HSR Condition, the Litigation Condition, the Governmental Approval Condition (which for purposes of this Section 1.1(a) shall also be deemed to include the conditions set forth in paragraphs (h) and (j) (to the extent arising out of litigation) of Annex I) or the Stockholder Approval Condition, in each case, set forth in Annex I have not been satisfied or waived, but at such scheduled expiration date all of the other conditions to the Offers set forth in Annex I shall then be satisfied, or if not then satisfied, are reasonably capable of being satisfied, then, at the request of the Company (received at least 24 hours prior to the then-scheduled expiration date of the Offers and confirmed in writing), Purchaser shall extend the Offers from time to time, in the case of the Litigation Condition, Governmental Approval Condition or the Stockholder Approval Condition not being satisfied, to a date that is no later than January 31, 2005, and, in the case of the HSR Condition or the Litigation Condition (to the extent relating solely to antitrust and competition law matters) not being satisfied, to a date that is no later than April 30, 2005. Without limiting the right of Purchaser to extend the Offers, in the event that Parent shall receive a Notice of Superior Proposal at any time, Purchaser shall, if the Matching Bid Date shall be later than the scheduled expiration date of the Offers, extend the Offers until 5:00 p.m. Eastern Time on the later of (i) the earlier of (x) the second full business day after Parent's delivery of a Matching Bid, if any, or (y) the first full business day after Purchaser notifies the Company in writing that Purchaser waives any and all rights to make a Matching Bid under Section 5.3(b) (and releases the Company from its obligations with respect thereto) or fails to provide such notice to the Company and (ii) in the event the Company establishes a Final Deadline pursuant to Section 5.3(b), the second full business day following such Final Deadline (the later of the dates specified in clauses (i) and (ii) above, the "Matching Bid Date"). Purchaser may increase the Offers Price and extend the Offers to the extent required by law in connection with such increase, in each case in its sole discretion and without the Company's consent. Notwithstanding anything herein to the contrary, any increase or decrease in the Offers Price, modification, amendment or waiver of any terms of or conditions to any Offer, consents with respect to any Offer or extension if relevant or applicable of any Offer shall, in each case, be made to both Offers simultaneously or not at all. Purchaser shall not terminate the Offers prior to any scheduled expiration date (as the same may be extended or required to be extended) without the written consent of the Company except in the event that Purchaser terminates this Agreement pursuant to Section 8.1.

         (b) As soon as practicable on the date the Offers are commenced, Parent and Purchaser shall file with the Securities and Exchange Commission (the "SEC"), pursuant to Regulation M-A under the Exchange Act ("Regulation M-A"), a Tender Offer Statement on Schedule TO with respect to the Class A Offer (together with all amendments, supplements and exhibits thereto, the "Schedule TO"). The Schedule TO shall include the summary term sheet required under Regulation M-A and, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and Parent and Purchaser shall give due consideration to all the reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent and Purchaser agree to provide the Company and its counsel in writing with any comments, whether written or oral, that Parent, Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after Parent's or Purchaser's, as the case may be, receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review any such written responses and Parent and Purchaser shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. If the Offers are terminated or withdrawn by Purchaser, or this Agreement is terminated prior to the purchase of Shares in the Offers, Parent and Purchaser shall promptly return, and shall cause any depository or paying agent, including the Paying Agent, acting on behalf of Parent and Purchaser, to return all tendered Shares to the registered holders thereof.

         Section 1.2 Company Actions. (a) Promptly following the filing of the Schedule TO, the Company shall, in a manner that complies with Rule 14d-9 under the Exchange Act, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offers (together with all amendments, supplements and exhibits thereto, the "Schedule 14D-9") that shall, subject to the provisions of Section 5.3(b), contain the recommendation referred to in clause (iii) of Section 3.5. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by law. The Company agrees to take all steps necessary to cause the
Schedule 14D-9, as so corrected (if applicable), to be filed with the SEC and disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel. In addition, the Company agrees to provide Parent, Purchaser and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the Company's receipt of such comments, and any written or oral responses thereto. Parent, Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Purchaser and their counsel.

         (b) In connection with the Class A Offer, the Company shall promptly furnish or cause to be furnished to Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Class A Shares as of a recent date, and shall promptly furnish Purchaser with such information and assistance (including, but not limited to, lists of holders of the Class A Shares, updated promptly from time to time upon Purchaser's request, and their addresses, mailing labels and lists of security positions) as Purchaser or its agent may reasonably request for the purpose of communicating the Class A Offer to the record and beneficial holders of the Class A Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offers, the Merger and the other transactions contemplated by this Agreement, the Parent and Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offers and the Merger and, if this Agreement shall be terminated, shall promptly deliver to the Company all copies of such information.

         Section 1.3 Directors. (a) Promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offers which represents at least a majority of the Shares outstanding and no less than a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote in the election of directors and at all times thereafter, Parent shall be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company Board of Directors as is equal to the product of the total number of directors on the Company Board of Directors (giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company shall, upon Parent's request at any time following the purchase of and payment for Shares pursuant to the Offers, take such actions, including but not limited to promptly filling vacancies or newly created directorships on the Company Board of Directors, promptly increasing the size of the Company Board of Directors (including by amending the Bylaws of the Company if necessary so as to increase the size of the Company Board of Directors) and/or promptly securing the resignations of such number of its incumbent directors (subject to the right of any holder of Class B Shares to designate directors of the Company as provided in the Company Certificate) as are necessary to enable Parent's designees to be so elected or designated to the Company Board of Directors, and shall use its commercial best efforts to cause Parent's designees to be so elected or designated at such time. The Company shall, upon Parent's request following the purchase of and payment for Shares pursuant to the Offers, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company Board of Directors of (i) each committee of the Company Board of Directors (other than the Special Committee), (ii) each board of directors (or similar body) of each Company Subsidiary and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Class A Shares are listed. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly upon execution of this Agreement take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or designated to the Company Board of Directors. Parent or Purchaser shall supply the Company with information with respect to either of them and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1. The provisions of this Section 1.3(a) are in addition to and shall not limit any rights that any of Purchaser, Parent or any of their respective affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

         (b) In the event that Parent's designees are elected or designated to the Company Board of Directors pursuant to Section 1.3(a), then, until the Effective Time, the Company shall cause the Company Board of Directors to maintain three directors who are designated as Class A Directors on the date hereof (the "Independent Directors"); provided, however, that if any Independent Director is unable to serve due to death or disability, the remaining Independent Director(s) shall be entitled to elect or designate another person (or persons) to fill such vacancy, and such person (or persons) shall be deemed to be an Independent Director for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate three persons to fill such vacancies and such persons shall be deemed Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Parent's designees constitute a majority of the Company Board of Directors after the acceptance for payment of Shares pursuant to the Offers and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors shall (in addition to the approval rights of the Company Board of Directors or the stockholders of the Company as may be required by the Company Certificate, the Company Bylaws or applicable law) be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser) or adversely affects any Director, (iii) amend the Company Certificate or Company Bylaws if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser) or (iv) take any other action of the Company Board of Directors under or in connection with this Agreement if such action would materially and adversely affect the holders of Shares (other than Parent or Purchaser); provided, however, that if there shall be no Independent Directors as a result of such persons' deaths, disabilities or refusal to serve, then such actions may be effected by majority vote of the entire Company Board of Directors.

         Section 1.4 The Merger. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and Purchaser shall consummate a merger (the "Merger") pursuant to which (i) Purchaser shall be merged with and into the Company and the separate corporate existence of Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL.

         (b) From and after the Effective Time, the certificate of incorporation of the Company shall be amended to read in the form attached hereto as Exhibit A and, as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation.

         (c) From and after the Effective Time, the bylaws of the Company shall be amended to read in the form attached hereto as Exhibit B and, as so amended, shall be the bylaws of the Surviving Corporation, except as to the name of the Surviving Corporation, until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

         Section 1.5 Effective Time. Parent, Purchaser and the Company shall cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such time as is agreed upon by the parties and specified in the Certificate of Merger, such time hereinafter referred to as the "Effective Time."

         Section 1.6 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the parties, such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, unless another date or place is agreed to in writing by the parties hereto.

         Section 1.7 Directors and Officers of the Surviving Corporation. The Company, Parent and Purchaser shall use their reasonable best efforts to cause the directors of Purchaser immediately prior to the Effective Time, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, to be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

         Section 1.8 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

         Section 1.9 Stockholders' Meeting. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Company Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offers for the purpose of considering and taking action upon this Agreement;

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its commercial best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders;

                  (iii) subject to Section 5.3(b) and 6.2, include in the Proxy Statement the recommendations of (x) the Company Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement and (y) the Special Committee that the holders of the Class A Shares (other than the Stockholders (excluding Jeffrey G. Katz)) vote in favor of the approval of the Merger and the adoption of this Agreement; and

                  (iv) subject to Sections 5.3(b) and 6.2, use its commercial best efforts to solicit from its stockholders proxies in favor of the Merger and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the DGCL and any other applicable law to effect the Merger.

         (b) Parent agrees to vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

         Section 1.10 Merger Without Meeting of Stockholders. Notwithstanding
Section 1.9, in the event that Parent, Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company entitled to vote on the Merger, pursuant to the Offers or otherwise in accordance with the provisions hereof, the parties hereto agree, at the request of Parent and subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

                                  Article II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.01 per share, of Purchaser (the "Purchaser Common Stock"):

         (a) Purchaser Common Stock. Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

         (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, Purchaser or any other wholly-owned Subsidiary of Parent shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

         (c) Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive the Offers Price, payable to the holder thereof in cash, without interest (the "Common Stock Merger Consideration"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Common Stock Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest thereon.

         (d) Conversion of Series A Preferred Stock. Each issued and outstanding share (the "Preferred Shares") of Series A Redeemable Non-Voting Convertible Preferred Stock, par value $0.001 (the "Series A Preferred Stock"), other than Dissenting Shares, shall be converted into the right to receive the Liquidation Preference (as defined in the Company Certificate) payable to the holder thereof in cash, without interest (the "Preferred Stock Merger Consideration" and, together with the Common Stock Merger Consideration, the "Merger Consideration"). From and after the Effective Time, all such Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Stock Merger Consideration therefor upon the surrender of such certificate to the Company, without interest thereon. Upon surrender of such certificate for cancellation to the Company, the holder of such certificate shall be entitled to receive in exchange therefor the Preferred Stock Merger Consideration for each Preferred Share formerly represented by such certificate and the certificate so surrendered shall forthwith be cancelled. The Company shall provide all holders of Series A Preferred Stock with the notice required by the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock attached as Exhibit A to the Company Certificate.

         Section 2.2 Exchange of Certificates. (a) Paying Agent. Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the "Paying Agent") and to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1. Prior to the Effective Time, Parent or Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Common Stock Merger Consideration. For purposes of determining the amount of Common Stock Merger Consideration to be so deposited, Parent and Purchaser shall assume that no stockholder of the Company will perfect any right to appraisal of his, her or its Shares. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

         (b) Exchange Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to Section 2.1 into the right to receive the Common Stock Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Common Stock Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Common Stock Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Common Stock Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that
(x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Common Stock Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not required to be paid. Until surrendered as contemplated by this
Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Common Stock Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

         (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares or Preferred Shares on the records of the Company. From and after the Effective Time, the holders of certificates evidencing ownership of Shares or Preferred Shares, as the case may be, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or Preferred Shares, as the case may be, except as otherwise provided for herein or by applicable law. If, after the Effective Time, certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

         (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which disbursement is pending subject only to the Paying Agent's routine administrative procedures) to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Withholding Rights. Parent, Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares (including any holder of Shares who held Company Restricted Stock that vested in accordance with its terms) or Preferred Shares such amounts that Parent, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment (or, in the case of Company Restricted Stock, the vesting of such Company Restricted Stock in accordance with its terms) under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder or any provision of state, local or foreign law. To the extent that amounts are so withheld by Parent, Purchaser, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Preferred Shares in respect of which such deduction and withholding was made by Parent, Purchaser, the Surviving Corporation or the Paying Agent.

         Section 2.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares or Preferred Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who has complied with Section 262 of the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares held by him or her in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares or Preferred Shares, as the case may be, shall be converted into and represent only the right to receive the Common Stock Merger Consideration or the Preferred Stock Merger Consideration, as the case may be, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares or Preferred Shares, as the case may be.

         (b) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares or Preferred Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights of appraisal and (ii) the opportunity to participate in the conduct of all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

         Section 2.4 Option Plans. Effective as of the Effective Time, each outstanding employee stock option or right to acquire shares of Class A Common Stock (each, a "Company Stock Option") granted under the Company's 2000 Stock Plan or the Company's Amended and Restated 2002 Stock Plan (together, the "Company Option Plans"), whether or not then exercisable, shall (a) with respect to the portion thereof that is vested immediately prior to the Effective Time in accordance with the terms of the Company Option Plans as in effect on the date of this Agreement and upon receipt of any necessary optionholder consent, be cancelled in exchange for a single lump sum cash payment equal to (reduced by any applicable withholding tax) the product of (i) the excess, if any, of the Common Stock Merger Consideration over the per share exercise price of such Company Stock Option immediately before the Effective Time and (ii) the number of shares of Class A Common Stock issuable upon exercise of the vested portion of such Company Stock Option immediately before the Effective Time and (b) with respect to the unvested portion thereof (or the vested portion thereof (as described above) to the extent necessary optionholder consent is not obtained) be assumed by Parent and converted into an option to purchase common stock of Parent, par value $0.01 per share ("Parent Common Stock") in accordance with this Section 2.4. Each unvested portion of any Company Stock Option (or the vested portion thereof (as described above) to the extent necessary optionholder consent is not obtained) so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Company Option Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Company Stock Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of Shares that were issuable upon exercise of such Company Stock Option immediately prior to the Effective Time multiplied by 1.2489 (the "Exchange Ratio"), rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Stock Option so converted shall be equal to the quotient determined by dividing the exercise price per Share at which such Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. No later than five business days after the Closing, Parent shall register the shares of Parent Common Stock issuable upon exercise of Company Stock Option converted pursuant to this Section 2.4 by filing an effective registration statement on Form S-8 (or any successor form) or another appropriate form with the SEC, and Parent shall use commercial best efforts to maintain the effectiveness of such registration statement and maintain the current status of the prospectus with respect thereto for so long as such options remain outstanding.

         Section 2.5 Restricted Stock. Notwithstanding Section 2.1, as of the Effective Time each outstanding award of restricted Class A Common Stock ("Company Restricted Stock") shall be converted into the right to receive the Common Stock Merger Consideration subject to the applicable terms and conditions of the corresponding Company Restricted Stock award agreement and Company Option Plan pursuant to which such Company Restricted Stock has been granted. Common Stock Merger Consideration in respect of Company Restricted Stock shall be payable at such times as Company Restricted Stock would have become vested pursuant to the applicable vesting schedules contained in the Company Restricted Stock award agreements in effect as of the date hereof, subject to acceleration as provided in employment or other agreements between the Company and each holder of Company Restricted Stock. Prior to the payment of Common Stock Merger Consideration in respect of any Company Restricted Stock no Company Employee shall have any interest in such Common Stock Merger Consideration beyond that of a general unsecured creditor of the Parent.


                                  Article III

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

         Except as set forth in the Company's disclosure schedule delivered to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Purchaser as set forth below. Each disclosure set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and disclosure made pursuant to any section thereof shall be deemed to be disclosed on each of the other sections of the Company Disclosure Schedule to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made.

         Section 3.1 Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Change" or "Company Material Adverse Effect" means any fact(s), change(s), event(s), development(s) or circumstance(s) which, individually or in the aggregate, would be reasonably expected (i) to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) to prevent the consummation by the Company of any of the Offers and the Merger; provided, however, that for purposes of clause (i) above, any adverse effect resulting from (s) any seasonal reduction in revenues or earnings that is of a magnitude consistent with prior periods, (t) changes in the United States economy, financial markets, political or regulatory conditions generally, (u) changes in any of the industries in which the business of the Company and/or the Company Subsidiaries is conducted (including, without limitation, online travel, offline travel, leisure travel or corporate travel (the "Industries")), in each case, which do not disproportionately affect the Company as compared to others in the Industries in any material respect, (v) the announcement of the Offers or the Merger or other communication of Parent regarding the plans or intentions of Parent with respect to the conduct of the business or assets of the Company or its Subsidiaries, (w) changes in any laws applicable to the Company or its Subsidiaries after the date hereof which do not disproportionately affect the Company as compared to others in the Industries in any material respect, (x) changes in GAAP after the date hereof, (y) any actions taken, or failures to take action, or such other effects, changes or occurrences to which Parent has consented in writing or (z) terrorist activities or material worsening of war or armed hostilities if the effect thereof would reasonably be expected to be transitory, shall be disregarded in determining whether there has been a Company Material Adverse Effect or Company Material Adverse Change; and provided, further, that the effects of terrorist activities (other than those reasonably expected to be transitory), material worsening of war or armed hostility or other national or international calamity shall not be regarded as changes for purposes of clauses (t) and (u) above.

         (b) The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.2 Subsidiaries and Affiliates. (a) Section 3.2(a) of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Company Subsidiary and the jurisdictions in which each Company Subsidiary is qualified to do business. Other than with respect to the Company Subsidiaries or as set forth in Section 3.2(a) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business. All of the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, title defects or objections, leases, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, pledges, or other encumbrances and restrictions of any nature whatsoever ("Encumbrances") other than Encumbrances created as a result of federal and state securities laws, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Company Subsidiary to any person except the Company. As used in this Agreement, the term "Company Subsidiary" means each Person which is a Subsidiary of the Company. As used in this Agreement, the term "Subsidiary" means with respect to any party, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or
(ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership). As used in this Agreement, the term "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

         (b) Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, each Company Subsidiary (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, (ii) has requisite corporate or similar power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and (iii) is duly qualified or licensed to do business as a foreign corporation or other organization in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Each such jurisdiction is listed in Section 3.2(a) of the Company Disclosure Schedule.

         (c) The Company has heretofore delivered or made available to Parent complete and correct copies of the Company's Amended and Restated Certificate of Incorporation (the "Company Certificate") and Amended and Restated Bylaws (the "Company Bylaws") and similar organizational documents of each Company Subsidiary, as is presently in effect, except for Company Subsidiaries disclosed in Section 3.2(c) of the Company Disclosure Schedule, which hold no material assets except as disclosed in Section 3.2(c) of the Company Disclosure Schedule.

         (d) None of the Company or any Company Subsidiaries (i) owns (or has owned) any capital stock, security or other interest (or any right to acquire capital stock, security or other interest) of SAM Investments LDC, a Cayman Islands Company ("SAM") and (ii) owns (or has owned) any bonds, debentures, notes or other indebtedness of SAM. Except to the extent set forth in that certain Stock Purchase Agreement, dated as of November 26, 2003, by and among American Airlines, Inc., Continental Airlines, Inc., Omicron Reservations Management, Inc., Northwest Airlines, Inc., UAL Loyalty Services, Inc. and SAM, no agreements have been entered into between the Company or any Company Subsidiary, on the one hand, and SAM (or any of its affiliates), on the other hand.

         Section 3.3 Capitalization. (a) The authorized capital stock of the Company consists of (i) 175,000,000 shares of Class A common stock, $0.001 par value per share (the "Class A Common Stock"), (ii) 100,000,000 shares of Class B common stock, $0.001 par value per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock") and (iii) 35,000,000 shares of preferred stock, $0.001 par value per share (the "Preferred Stock") of which 434,782 are designated as the Series A Preferred Stock. As of September 24, 2004, (i) 14,356,179 shares of Class A Common Stock are issued and outstanding, (ii) 27,173,461 shares of Class B Common Stock are issued and outstanding, (iii) 434,782 shares of Series A Preferred Stock are issued and outstanding, (iv) no shares of Common Stock are issued and held in the treasury of the Company or otherwise owned by the Company and (v) a total of 7,105,846 shares of Class A Common Stock are reserved for issuance pursuant to the Company Option Plans of which 6,120,298 shares are subject to outstanding options. All of the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Stock Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any Company Subsidiary issued and outstanding. As of September 24, 2004, except for (i) Company Stock Options to purchase not more than 7,105,846 shares of Class A Common Stock, (ii) Class B Common Stock, which is convertible into Class A Common Stock pursuant to the terms of the Company Certificate, (iii) Series A Preferred Stock, which is convertible into Class A Common Stock pursuant to the terms of the Series A Preferred Certificate of Designations and (iv) other arrangements and agreements set forth in Section 3.3(a) of the Company Disclosure Schedule, (x) there are no shares of capital stock of the Company authorized, issued or outstanding, (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (z) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. No Company Subsidiary owns any shares of Common Stock.

         (b) As of September 24, 2004, the Company had outstanding Company Stock Options to purchase 6,120,298 shares of Class A Common Stock and 292,328 shares of Company Restricted Stock granted under Company Option Plans. Since September 24, 2004, the Company has granted no more than 9,900 Company Stock Options and no shares of Company Restricted Stock. Except as set forth in the preceding two sentences, the Company has no other outstanding stock options to purchase any shares, and no restricted shares, of any class or series of capital stock. All of such Company Stock Options and Company Restricted Stock have been granted to employees or directors of the Company and members of the Company's consumer advisory board in the ordinary course of business consistent with past practice. Since September 24, 2004, the Company has not granted any Company Stock Options or shares of Company Restricted Stock to officers or directors of the Company. Section 3.3(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Stock Options and shares of Company Restricted Stock as of September 20, 2004 and (i) the date of their grant and the portion of which that is vested, (ii) the date upon which each Company Stock Option expires, (iii) whether or not such Company Stock Option is intended to qualify as an "incentive stock option" within the meaning of
Section 422 of the Code and (iv) whether or not such Company Stock Option or Company Restricted Stock will accelerate, in whole or in part, pursuant to its terms as a result of the transactions contemplated hereby.

         (c) Except as provided in the Amended and Restated Stockholders Agreement, dated December 19, 2003, by and among the Company and certain of its stockholders (the "Company Stockholders Agreement"), there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

         Section 3.4 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, with respect to the Merger, assuming the due authorization, execution and delivery of the Stockholders Transaction Consents, to consummate the transactions provided for or contemplated by this Agreement, including, but not limited to, the Offers and the Merger (collectively, together with the Stockholder Agreement, the "Transactions"). The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and, no other corporate action on the part of the Company is necessary (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the Required Company Holders) to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.5 Board Approvals. The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Offers and the Merger are advisable, fair to, and in the best interests of the stockholders of the Company, (ii) duly and validly approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Transactions and (iii) recommended that the stockholders of the Company accept the Offers, tender their Shares to Purchaser pursuant to the Offers, and approve and adopt this Agreement and the Merger, and, except as permitted by Sections 5.2(d), 5.3(a) and 5.3(b), none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. The Special Committee, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Class A Offer and the Merger are fair to, and in the best interests of, the holders of the Class A Shares (other than the Stockholders (excluding Jeffrey G. Katz)) and (ii) recommended that the holders of Class A Shares (other than the Stockholders (excluding Jeffrey G. Katz)) accept the Class A Offer, tender their Class A Shares to Purchaser pursuant to the Class A Offer, and approve and adopt this Agreement and the Merger, and except as permitted by Sections 5.2(d), 5.3(a) and 5.3(b) none of the aforesaid actions by the Special Committee have been amended, rescinded or modified. Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.8, the action taken by the Company Board of Directors in approving this Agreement and the Merger is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on business combinations contained in Section 203 of the DGCL. The Company Board of Directors has given all necessary board approvals to cause the sale by the Stockholders of the Class B Shares to Purchaser pursuant to the Class B Offer to be a "Qualified Transfer" for purposes of Section 6.1(d) of the Company Certificate and, assuming that each of the Company Stockholders Agreement Waivers has been duly authorized, executed and delivered by each Stockholder, such Class B Shares shall not automatically convert into Class A Shares upon their acquisition by Purchaser. Assuming all Stockholders (other than Jeffrey G. Katz) transfer their Shares to Purchaser in the Class B Offer, unless earlier terminated by the parties thereto, the Company Stockholders Agreement shall terminate upon transfer of such Shares to Purchaser in accordance with the terms thereof.

         Section 3.6 Required Vote. The affirmative vote of the holders of (i) a majority of the voting power of the outstanding shares of Common Stock, voting together as a single class and (ii) any approval required by Sections 8.2(a), 8.2(b) and 8.2(c) of the Company Certificate (the approvals in clauses
(i) and (ii) collectively, the "Required Company Holders") are the only votes of the holders of any class or series of the Company's capital stock necessary to adopt and approve the Merger and this Agreement. No vote of any other class or series of the Company's capital stock, including, without limitation, the Preferred Stock, is necessary to approve any of the Transactions, including the Merger.

         Section 3.7 Consents and Approvals; No Violations. (a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions of this Agreement will (i) assuming the adoption and approval of this Agreement by the Required Company Holders, conflict with or result in any breach of any provision of the Company Certificate, the Company Bylaws or similar organizational documents of the Company or any Company Subsidiary, (ii) require any filing by the Company with, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic (a "Governmental Entity") (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (D) the filing with the SEC and the Nasdaq Stock Market, Inc. of (1) the
Schedule 14D-9, (2) a Proxy Statement if stockholder approval is required by law, (3) the information required by Rule 14f-1 under the Exchange Act and (4) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions or (E) such filings and approvals as may be required by any applicable state securities or blue sky laws), (iii) result in a modification, violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, understanding or agreement, whether oral or written, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound (the "Company Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets, except in the case of clauses (ii), (iii) or (iv) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, breaches or defaults would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) The Company does not make any sales to customers that do not have a credit card issued by a U.S. Bank and a U.S. billing address, does not classify any revenue as non-U.S. revenue, does not have assets of a value exceeding $1 million in any non-U.S. jurisdiction, does not have an interest in any legal entity incorporated in any non-U.S. jurisdiction (except Canada and Nevis) and does not have any assets in any of the following jurisdictions:
Albania, Azerbaijan and Kazachtstan.

         Section 3.8 Company SEC Documents and Financial Statements. (a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required by it to be filed since and including December 16, 2003 under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act")) (such documents and any other documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents, as amended or supplemented prior to the date hereof (collectively, the "Financial Statements" ), (i) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated subsidiaries in all material respects, (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and (iii) fairly present in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows (except, in the case of unaudited interim financial statements, for normal or recurring year-end adjustments none of which, individually or in the aggregate, would be material) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein. No representation is made with respect to any information provided by Purchaser or any affiliate or associate thereof in writing for inclusion or incorporation by reference in any Company SEC Documents.

         (b) Without limiting the generality of Section 3.8(a), KPMG LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied upon.

         Section 3.9 Absence of Certain Changes. Except as contemplated by this Agreement and except as set forth in Section 3.9 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, since June 30, 2004 (the "Balance Sheet Date"), each of the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business consistent with past practice. From the Balance Sheet Date through the date of this Agreement, neither the Company nor any Company Subsidiary has:

         (a) suffered any Company Material Adverse Change;

         (b) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise), in excess of $250,000 individually or $1,000,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

         (c) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except for: (i) liens imposed by law, such as carriers', warehouseman's, mechanics', materialmen's, landlords', laborers', suppliers', construction and vendors' liens, incurred in good faith in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings as to which the Company has, to the extent required by GAAP, set aside on its books adequate reserves; (ii) liens for Taxes either not yet due and payable or which are being contested in good faith by appropriate legal or administrative proceedings and as to which the Company has, to the extent required by GAAP, set aside on its books adequate reserves; (iii) with respect to leasehold interests, liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or the value of such property for the purpose of such business; and (iv) any minor imperfection of title which does not have a material impact on the continued use and operation of the property to which such Encumbrance applies (collectively, "Permitted Encumbrances");

         (d) written off as uncollectible any notes or accounts receivable, except for write offs in the ordinary course of business consistent with past practice;

         (e) cancelled any debts or waived any claims or rights of material value;

         (f) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with a fair market value in excess of $250,000, individually or $1,000,000, in the aggregate, except in the ordinary course of business consistent with past practice;

         (g) disposed of, granted or obtained, or permitted to lapse any rights to any Company IP (except for disposing of, granting, obtaining or permitted to lapse non-material rights, or collecting data by the Company or any Company Subsidiaries, in the ordinary course of business consistent with past practice), or disclosed (except in the ordinary course of business and subject to reasonable confidentiality obligations) to any Person other than representatives of Parent, any material Trade Secret;

         (h) granted any increase in the compensation or benefits of officers or employees whose base compensation exceeds $100,000 per year (including any such increase pursuant to any bonus, pension, profit-sharing or other plan, agreement or commitment) or any increase in the compensation or benefits payable or to become payable to any such officer or employee, except in the ordinary course of business consistent with past practice, and no such increase is customary on a periodic basis or required by any agreement or understanding;

         (i) made any single capital expenditure or commitment in excess of $100,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $500,000 for additions to property, plant, equipment or intangible capital assets;

         (j) except for quarterly dividends paid to the holders of the Preferred Stock, declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company or any Company Subsidiary;

         (k) (i) made any change in any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or (ii) made or changed any Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Returns, entered into any closing or similar agreement, or settled or consented to any Tax Claim; or

         (l) agreed, whether in writing or otherwise, to take any action described in this Section 3.9.

         Section 3.10 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements or the Company SEC Documents, (b) for liabilities and obligations incurred since the Balance Sheet Date that would not, individually or in the aggregate, have a Company Material Adverse Effect, (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities and obligations incurred under any Company Agreement other than liabilities or obligations due to breaches thereunder, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise required by GAAP to be recognized or disclosed on a consolidated balance sheet of the Company or any Company Subsidiary or in the notes thereto.

         Section 3.11 Litigation. Except as set forth on Section 3.11 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the Company's knowledge, threatened against or naming as a party thereto), the Company or any Company Subsidiary or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) or, to the Company's knowledge, any investigation pending or threatened against the Company or any Company Subsidiary. There is no order, writ, injunction or decree outstanding against the Company or any Company Subsidiary or affecting any of their respective properties or assets.

         Section 3.12 Employee Benefit Plans; ERISA. (a) Section 3.12(a) of the Company Disclosure Schedule contains a true and complete list of each employment or consulting agreement, collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right or other stock-based incentive, retirement, vacation, severance, change in control or termination pay, disability, death benefit, hospitalization, surgical, medical, life insurance or other insurance or any other plan, program, agreement, arrangement or understanding (whether or not legally binding), "welfare" plan, fund or program that is within Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and "pension" plan, fund or program that is within the meaning of Section 3(2) of ERISA providing benefits to, or entered into between, any current or former employee, officer, consultant or director of the Company or any Company Subsidiary that is sponsored, maintained, contributed to or required to be contributed to, by the Company or any Company Subsidiary or any person or entity that, together with the Company and the Company Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (the Company and each such other person or entity, an "ERISA Affiliate") for the benefit of any current or former employees, officers, consultants or directors of the Company or any Company Subsidiary (collectively, the "Benefit Plans").

         (b) The Company has made available to Parent true, complete and correct copies of (i) each Benefit Plan and any amendments thereto (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), plus schedules related thereto and three most recent actuarial reports, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required (together with all Summaries of Material Modification issued with respect thereto), (iv) each trust agreement and group annuity contract relating to any Benefit Plan (if any such report was required) and (v) all material contracts and employee communications relating to each Benefit Plan.

         (c) Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, each Benefit Plan has been established and administered materially in accordance with its terms and applicable laws, including, but not limited to, ERISA, the Code and other applicable laws.

         (d) All Benefit Plans intended to qualify under Sections 401(a) and 501(a) of the Code have been the subject of determination or opinion letters from the Internal Revenue Service to the effect that such Benefit Plans (or the form thereof, as applicable) are so qualified and are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, a true, complete and correct copy of each such determination or opinion letter has been made available to Parent, and no such determination or opinion letter has been revoked nor, to the knowledge of the Company, has any event occurred since the date of the most recent determination or opinion letter or application therefor for each such Benefit Plan that would adversely affect its qualification or materially increase its costs.

         (e) Neither the Company, nor any Company Subsidiary, nor any ERISA Affiliate has at any time maintained, contributed to or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA, including without limitation any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

         (f) Except as set forth on Section 3.12(f) of the Company Disclosure Schedule, no current or former employee, officer, consultant or director of the Company or any Company Subsidiary will be entitled to any additional compensation or benefits or any acceleration of the time of payment or vesting or any other enhancement of any compensation or benefits under any Benefit Plan as a result of the Transactions either alone or in connection with another event.

         (g) Except as set forth on Section 3.12(g) of the Company Disclosure Schedule, no amounts payable under the Benefit Plans will (i) fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code or (ii) be subject to disallowance under Section 162(m) of the Code. No person is entitled to receive any "gross-up" payment from the Company or any Company Subsidiary, the Surviving Corporation or any other person in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.

         (h) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, officers, consultants or directors of the Company or any Company Subsidiary after retirement or other termination of service, other than
(i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "pension plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or any Company Subsidiary, (iv) benefits, the full cost of which is borne by the current or former employee, officer, consultant or director (or his beneficiary), (v) life insurance benefits for which the employee, officer, consultant or director dies while in service with the Company or (vi) any employee stock options that may be exercised after termination of employment.

         (i) There are no pending or, to the Company's knowledge, threatened or anticipated claims by or on behalf of any Benefit Plan, by any employee or beneficiary under any Benefit Plan or otherwise involving any Benefit Plan (other than routine and immaterial claims for benefits) against the Company or any Company Subsidiary.

         (j) Neither the Company nor any Company Subsidiary, any of the Benefit Plans, any trust created thereunder nor, to the knowledge of the Company, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which any such Person or entity or any party dealing with the Benefit Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) or ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

         Section 3.13 Taxes. (a) Except as set forth in Section 3.13(a)(i) through (xi) of the Company Disclosure Schedule:

                  (i) each of the Company and the Company Subsidiaries has (x) timely filed (or there have been timely filed on their behalf) with the appropriate Tax Authorities all income, franchise and other material Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete in all material respects and (y) timely paid (or there has been timely paid on its behalf) in full all Taxes that are shown as due and payable on such Tax Returns except for those Taxes that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP;

                  (ii) there are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in the Financial Statements in accordance with GAAP;

                  (iii) there are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims, or administrative or other proceedings relating to Taxes or any Tax Returns of the Company or any Company Subsidiary (each, a "Tax Claim" and collectively, "Tax Claims") now pending, and none of the Company or any Company Subsidiary has received any notice of any proposed Tax Claims;

                  (iv) no deficiency for Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary that has not been resolved and paid in full. No waiver, extension or comparable consent given by the Company or any Company Subsidiary regarding the application of the statute of limitations with respect to any Tax Returns of the Company or any Company Subsidiary is outstanding, nor is any request for any such waiver pending;

                  (v) neither the Company nor any Company Subsidiary has received any ruling from any Tax Authority, and no closing agreement pursuant to Section 7121 of the Code (or similar provisions of state, local or foreign law) has been entered into by or with respect to the Company or any Company Subsidiary;

                  (vi) no jurisdiction where the Company or any Company Subsidiary does not file a Tax Return has made a claim that the Company or any Company Subsidiary is required to file a Tax Return for such jurisdiction;

                  (vii) each of the Company and the Company Subsidiaries has complied with all applicable rules and regulations relating to the withholding of Taxes and has withheld and paid over to the relevant Taxing Authority all Taxes required to have been withheld and paid, including, without limitation, withholding in connection with payments to employees, independent contractors, creditors, stockholders or other third parties;

                  (viii) the reserve for Taxes set forth on the face of the Financial Statements (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) is adequate for the payments of Taxes not yet due and payable, or that are being contested in good faith, as of the date of the Financial Statements, as determined in accordance with GAAP;

                  (ix) since the date of the Financial Statements, neither the Company nor any Company Subsidiary has incurred any liability for Taxes other than in the ordinary course of business;

                  (x) except for the Tax Agreement, dated November 25, 2003, entered into by and among the Company and each of the Stockholders, and any Tax indemnity agreement included in a hotel listing agreement or other agreements entered into in the ordinary course of business, neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten; and

                  (xi) neither the Company nor any Company Subsidiary has been a member of any "affiliated group" (as defined in section 1504(a) of the Code) (or any combined, unitary or similar group under foreign, state, or local law) other than the affiliated group of which Company is the common parent, and neither the Company nor any Company Subsidiary has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision under state, local or foreign law), or as a transferee or successor;

         (b) Orbitz, LLC has a valid election under Section 754 of the Code in effect for its taxable year beginning January 1, 2003 and ending December 19, 2003, and beginning December 19, 2003 and ending December 31, 2003.

         (c) Since its formation, Orbitz, LLC has been properly treated as a partnership for U.S. federal, state and local income tax purposes, and no election has been made to treat Orbitz, LLC as a corporation for U.S. federal, state or local or other income tax purposes.

         (d) "Tax" or "Taxes" means any (x) any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including, but not limited to, taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States (federal, state or local) or other applicable jurisdiction or
(y) liability for the payment of any amounts described in clause (x) above as a result of transferor or successor liability. "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes. "Tax Returns" mean all Federal, state, local and foreign tax returns (including amendments thereto), declarations, statements, reports, schedules, forms, information returns and any amendments thereto.

         (e) For U.S. federal income tax purposes, (i) the "IPO Exchange" (as defined in the Company's 2003 Annual Report filed on Form 10-K) has been treated by the Company as a fully taxable transaction under Section 1001 of the Code and (ii) the Company's adjusted tax basis of the membership interests of Orbitz, LLC that were transferred by the "Founding Airlines" (as defined in the Company's 2003 Annual Report filed on Form 10-K) or their affiliates to the Company in connection with the IPO Exchange has been treated by the Company as equal to the fair market value of such membership interests on December 19, 2003.

         Section 3.14 Contracts. Each Company Agreement is valid, binding and enforceable upon the Company and, to its knowledge, each other party thereto, and is in full force and effect (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), except where any failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect, and there are no defaults thereunder, by the Company or, to its knowledge, any other party thereto, except those defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 3.14 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of each agreement of the type described below (each a "Material Company Agreement"):

         (a) Any agreement and any amendments thereto required to be filed, or filed, as an Exhibit to any report of the Company (whether annual, quarterly or interim) filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K of the Securities Act entered into by the Company or any Company Subsidiary since and including December 16, 2003;

         (b) All agreements (other than IP Agreements) imposing geographic or other material restrictions on the ability of the Company or any Company Subsidiary to conduct any business in any jurisdiction or territory and that have a term in excess of one year and cannot be terminated without cause or penalty within 90 days;

         (c) Any Company Agreement with a travel provider for the distribution of travel products and services by the Company or the Company Subsidiaries, or between the Company or Company Subsidiaries and third parties for distribution of travel products and services, such as, but not limited to, airline tickets, car rentals, cruises and vacation packages (including, but not limited to, any agreement relating to commissions (normal, override or other) payable in respect of such travel products and services), but excluding any Company Agreements that are the subject of Section 3.14(d) without reference to the thresholds therein;

         (d) Any Company Agreement with a travel provider for the distribution of hotel rooms, which resulted in net revenue to the Company (i) with respect to transactions for which the Company earns a commission, of $35,000 or more and (ii) with respect to the Company's merchant program, of $50,000 or more, in each case, during the six months ended June 30, 2004;

         (e) Any Company Agreement (other than an agreement primarily for the display or placement of advertisements) that requires the Company to display travel products and services (including but not limited to airline tickets, hotel rooms, car rentals, cruises and vacation packages) in an unbiased, biased or non-opaque manner;

         (f) Any Company Agreement with a global distribution service or electronic reservation switch service or a computer reservation system or central reservation system;

         (g) Any Company Agreement with a travel provider that provides for direct links to that travel provider's internal reservation system;

         (h) Any Company Agreement with a travel provider whereby the Company or a Company Subsidiary provides hosting or other outsourced services to that travel provider;

         (i) Any Company Agreement pursuant to which the Company or any Company Subsidiary obtains or grants any rights under (including payment rights), or which by their terms restrict the right to use or practice any Intellectual Property, other than (1) licenses to the Company or any Company Subsidiary for readily available commercial software programs having an acquisition price of $5,000 or less, individually, or in the aggregate for multiple copy licenses of $25,000, (2) agreements that primarily relate to distribution of advertisements or marketing materials (i) for the products and services of the Company or any Company Subsidiary or (ii) for the products and services of third parties to be displayed, placed or distributed by the Company or any Company Subsidiary (e.g., on the Company's web sites), (3) agreements described in Section 3.14(l) and (4) agreements that do not primarily relate to (i) the receiving, granting, or limiting of rights in or to any Intellectual Property or (ii) confidentiality of Intellectual Property (each Company Agreement listed in
Section 3.14(i) of the Company Disclosure Schedule, an "IP Agreement");

         (j) Any Company Agreements requiring the license or transfer of personally identifiable information;

         (k) Any Company Agreement with a provider of hosting or outsourced customer service or commission processing services to Company;

         (l) Any Company Agreement for software or technology services (including technology consulting services) not otherwise listed on Section 3.14 of the Company Disclosure Schedule pursuant to which the Company and Company
Subsidiaries:

                  (i) have made payments to the contracting party totaling in excess of $500,000 during the 12 months prior to the date hereof;

                  (ii) are obligated to make guaranteed payments on or after the date hereof to the contracting party totaling in excess of $500,000 (excluding amounts in respect of renewal periods for which rights of renewal of Company or Company Subsidiaries have not yet been exercised); or

                  (iii) the sum of (i) and (ii) above (regardless of whether either (i) or (ii) above exceeds $500,000) totals in excess of $1,000,000;

         (m) Any Company Agreement (i) with a term in excess of 60 days for the purchase of marketing or advertising services or (ii) for marketing or advertising services requiring payments by the Company or any Company Subsidiary in excess of $1,000,000;

         (n) Any Company Agreement that contains (i) any exclusivity obligation or (ii) any minimum purchase threshold guarantee or requirement in excess of $1,000,000, and, in either case, a term in excess of one year and cannot be terminated without cause or penalty within 90 days; and

         (o) Any material Company Agreement containing a termination provision or any right or obligation that is triggered upon a change of control of the Company.

         Prior to the date hereof, the Company has delivered or made available to Parent all agreements (including letter agreements) and any amendments thereto and any written acknowledgements thereof between (i) the Company or any Company Subsidiary and (ii) the entities listed on Schedule 3.14 or any controlled affiliate and parent thereof, in connection with any Company Agreement between the Company or any such entities or any controlled affiliate and parent thereof.

         Section 3.15 Real and Personal Property. (a) Each of the Company and the Company Subsidiaries has valid and marketable title to all the properties and assets which it purports to own (personal, tangible and intangible) and which are material, individually or in the aggregate, to the Company's business as currently conducted, including, without limitation, all the properties and assets reflected in the Balance Sheet (except for personal property sold in the ordinary course of business consistent with past practice since the Balance Sheet Date), and all the properties and assets purchased by the Company and the Company Subsidiaries since the Balance Sheet Date which are material, individually or in the aggregate, to the Company's business as currently conducted. All such properties and assets are free and clear of all Encumbrances, other than Permitted Encumbrances.

         (b) Section 3.15(b) of the Company Disclosure Schedule sets forth a complete list of all real property leased by the Company and the Company Subsidiaries as of the date hereof. None of the Company and any Company Subsidiary owns or operates, or has ever owned or operated, any real property. Except as disclosed in Section 3.15(b) of the Company Disclosure Schedule, the Company is not a party to any lease, assignment or similar arrangement under which the Company is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property. All such leases are valid, binding and enforceable in accordance with their terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and are in full force and effect, there are no existing defaults by the Company or any Company Subsidiary thereunder and, to the knowledge of the Company, no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.

         Section 3.16 Potential Conflict of Interest. Except as set forth in
Section 3.16 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, since December 31, 2003 and through the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses). Except as disclosed in the Company SEC Documents filed prior to the date hereof, neither the Company nor any Company Subsidiary has outstanding, or has arranged any outstanding "extension of credit" to directors or officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

         Section 3.17 Intellectual Property. (a) As used herein, the term "Intellectual Property" means all trademarks, service marks, trade names, Internet domain names, designs, insignia, logos, slogans, other similar designators of source or origin and general intangibles of like nature, together with all goodwill of the Company and the Company Subsidiaries symbolized by any of the foregoing and registrations and applications relating to the foregoing (collectively, "Trademarks"); patents, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, as well as any invention disclosures (collectively, "Patents"); copyrights (including registrations and applications for any of the foregoing and common law copyrights) (collectively "Copyrights"); computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including, but not limited to, user manuals and training materials, related to any of the foregoing (collectively, "Software Programs"); databases and compilations, including, but not limited to, any and all data and collections of data (such as, but not limited to, all customer-related data), confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (collectively "Trade Secrets") held for use or used in the business of the Company and each of the Company Subsidiaries as conducted as of the Closing Date or as presently contemplated to be conducted. As used herein, "Company Owned IP" means Intellectual Property that is owned by the Company or any Company Subsidiaries. "Company Licensed IP" means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary obtains any rights, under any IP Agreement. "Company IP" means all Company Owned IP, Company Licensed IP and any other Intellectual Property used by the Company or any Company Subsidiary.

         (b) Section 3.17(b) of the Company Disclosure Schedule sets forth a complete and accurate list of, for Company Owned IP, all existing U.S. and foreign registrations and application for Patents, Trademarks and Copyrights.

         (c) Except as set forth in the IP Agreements as of the date hereof, the Company and the Company Subsidiaries are not obligated to pay any material royalties, honoraria or other amounts (other than registration, maintenance, and similar fees with respect to the registration and maintenance of registered Patents, Trademarks and Copyrights) to any third party(ies) with respect to the use of any Company IP.

         (d) Except as set forth in Section 3.17(d) of the Company Disclosure
Schedule:

                  (i) the Company or the Company Subsidiaries are the sole and exclusive owners of all Company Owned IP and have a valid right to use all Company IP as currently used, free and clear of all Encumbrances other than Permitted Encumbrances;

                  (ii) the Company or any of the Company Subsidiaries is listed in the records of the applicable United States, state, or foreign registry as the sole current owner of record for each application and registration included in the Company Owned IP;

                  (iii) any applications and registrations of material Company Owned IP have been duly maintained, are valid and subsisting, in full force and effect and have not been cancelled, expired, dedicated to the public domain or abandoned;

                  (iv) except as set forth in Section 3.11 of the Company Disclosure Schedule, there is no claim, action, suit, arbitration , alternative dispute resolution action or any other judicial, administrative or registration authority proceeding in any jurisdiction pending (or, to the Company's knowledge, threatened) involving (A) the Company Owned IP, or (B) to the Company's knowledge, any other material Company IP, alleging misappropriation, infringement, dilution or other violation of the intellectual property rights of any third party or challenging the Company or any of the Company Subsidiaries' ownership, use, validity, enforceability or registrability of any such Company IP and, to the Company's knowledge, there is no basis for such claims regarding any of the foregoing;

                  (v) to the Company's knowledge, no third party is misappropriating, infringing, diluting or otherwise violating any material Company Owned IP or any other material Company IP and no such claims, suits, arbitration or other adversarial proceedings have been brought or threatened against any third party by the Company or any of the Company Subsidiaries;

                  (vi) the Company and each of the Company Subsidiaries takes (and with respect to material Software Programs that are included in Company Owned IP, have taken) reasonable measures to protect the confidentiality of all material Trade Secrets constituting Company Owned IP, and (to the Company's knowledge) no such Trade Secret has been disclosed or authorized to be disclosed to any third party other than pursuant to a written non-disclosure agreement that protects the proprietary interests of the Company and the applicable Company Subsidiaries in and to such Trade Secrets;

                  (vii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's or any Company Subsidiaries' current right to own, use or bring any action for the infringement of, any of the Company Owned IP, nor will such consummation require the consent of any third party in respect of any Company IP or IP Agreement;

                  (viii) all material Software Programs included in the Company Owned IP were developed either (A) by employees of the Company or any of the Company Subsidiaries within the scope of their employment or
         (B) by independent contractors who have assigned (1) all of their ownership rights and (2) all other rights (subject in the case of this subclause (2) to the retention of the right to use residual general knowledge retained in unaided memory or non-material code developed by such independent contractors prior to or outside the scope of the development of the Software for the Company or a Company Subsidiary) to such Software Programs to the Company or any of the Company Subsidiaries pursuant to a written agreement. Except as set forth in
         Section 3.17(d)(viii) of the Company Disclosure Schedule, to the Company's knowledge, no third party (other than the independent contractors described in (B) above or Persons who are subject to written non-disclosure agreements that protect the proprietary interests of the Company and the applicable Company Subsidiaries in and to such Software Programs and any Trade Secrets embodied therein) has had access to any of the source code for any of such material Software Programs, and there has been no disclosure of any such source code to any competitor of the Company, and no act has been done or omitted to be done by the Company or any of the Company Subsidiaries the result of which would be to dedicate to the public domain or entitle any governmental entity to hold abandoned or dedicated to the public domain any of such Software Programs;

                  (ix) the Software Programs owned by the Company or the Company Subsidiaries materially contribute in each case to the functionality and processes of the products and services set forth in
         Section 3.17(d)(ix) of the Company Disclosure Schedule as implemented as of the date hereof; and

                  (x) except as set forth in Section 3.17(d)(x) of the Company Disclosure Schedule, to the Company's knowledge, there is no jurisdiction in which the word "ORBITZ" is not available for use and registration as a trademark (including top level and country code domain names beginning with the word "ORBITZ") by the Company or Company Subsidiaries in connection with travel products and services and electronic commerce.

         Section 3.18 Labor Matters. (a) There are no controversies pending, or to the knowledge of the Company, threatened between the Company or any Company Subsidiary, on the one hand, and any of their respective employees, on the other hand, which would, individually or in the aggregate, have a Company Material Adverse Effect. Since December 31, 2002, to the Company's knowledge there has been no labor union organizing any employees of the Company or any Company Subsidiary into one or more collective bargaining units.

         (b) The Company and all Company Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and are not engaged in any unfair labor practice.

         (c) Since December 31, 2002, there has been no and there is no actual labor dispute, strike, slowdown or work stoppage or, to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary.

         (d) Neither the Company nor any of its Subsidiaries has received notice of any actual or threatened investigation, charge or complaint against Company or any of its Subsidiaries with respect to employees pending before the Equal Employment Opportunity Commission or any other Governmental Entity regarding an unlawful or unfair employment practice that has not since been rescinded or closed.

         (e) The Company and each of its Subsidiaries is and has been in compliance with all notice and other requirements under the Workers' Adjustment and Retraining Notification Act.

         Section 3.19 Compliance with Laws. The Company and the Company Subsidiaries have complied and are in compliance with all laws, rules and regulations (including, without limitation, any laws related to privacy, data protection and the collection and use of personal information gathered or used by the Company and the Company Subsidiaries, any environmental laws, the Sarbanes-Oxley Act and any laws, rules and regulations related to any of the foregoing, as well as, to the Company's knowledge, any privacy policies of the Company and the Company Subsidiaries), ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof, including, without limitation, the U.S. Department of Transportation, which affect the business, properties or assets of the Company and the Company Subsidiaries, except for instances of possible noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect, and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing, except for instances of possible noncompliance that would not, individually or in the aggregate, have a Company Material Adverse Effect. All licenses, authorizations, consents, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.20 Information in the Proxy Statement. The Proxy Statement, if any (and any amendment thereof or supplement thereto), at the date mailed to the Company's stockholders and at the time of any meeting of Company stockholders to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Purchaser expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         Section 3.21 Information in the Offer Documents and the Schedule 14D-9. The information supplied by the Company expressly for inclusion in the Offer Documents will not, on the first date filed and published, sent or given to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 based on information furnished by Parent or Purchaser for inclusion therein.

         Section 3.22 Opinion of Financial Advisor. The Company has received the written opinion of (i) Credit Suisse First Boston LLC ("CSFB"), dated the date hereof, to the effect that, as of such date, the consideration to be received in the Offers and the Merger by the holders of Class A Common Stock and Class B Common Stock is fair to such stockholders from a financial point of view and (ii) Merrill Lynch & Co. ("Merrill Lynch"), dated the date hereof, to the effect that, as of such date, the consideration to be received in the Class A Offer and the Merger by the holders of Class A Common Stock (other than the Stockholders (excluding Jeffrey G. Katz)) is fair to such stockholders from a financial point of view. Copies of such opinions have been delivered to Parent and Purchaser. The Company has been authorized by CSFB and Merrill Lynch to permit the inclusion of such opinions in their entirety in the Offer Documents, the Schedule 14D-9 and the Proxy Statement.

         Section 3.23 Insurance. True and correct copies of all material policies of fire, liability, workers' compensation, and other forms of insurance owned or held by the Company and each Company Subsidiary have been previously provided or made available to Parent. Except as set forth on Section
3.23 of the Company Disclosure Schedule, as of the date hereof, there is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Except as set forth on Section 3.23 of the Company Disclosure Schedule, all premiums due and payable under all such policies and bonds have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policies.

         Section 3.24 Brokers. (a) No broker, investment banker, financial advisor or other person, other than CSFB and Merrill Lynch, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.

         (b) The fee payable by the Company to each of CSFB and Merrill Lynch shall not exceed the amount specified in Section 3.24(b) of the Company Disclosure Schedule. True and correct copies of all agreements between the Company and CSFB and Merrill Lynch concerning the Transactions, including, without limitation, any fee arrangements, have been previously provided to Parent, except to the extent such agreements have been redacted with respect to pricing incentives thresholds.

         Section 3.25 Personnel. (a) Section 3.25(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) the names and current salaries of all elected and appointed officers of each of the Company and the Company Subsidiaries and (ii) the number of shares of the Class A Common Stock and Class B Common Stock owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons has been previously provided to Parent.

         (b) Section 3.25(b) of the Company Disclosure Schedule sets forth a true and complete list of all independent contractors with whom the Company or any Company Subsidiary has an agreement. There are no independent contractors with whom the Company or any Company Subsidiary does not have a written agreement.

         Section 3.26 No Termination of Business Relationship. Since January 1, 2004 through the date hereof, no counterparty to any Material Company Agreement has given notice in writing of any intention to cancel or otherwise terminate, prior to the end of the applicable contract term, such Material Company Agreement.

         Section 3.27 Privacy Matters. To the Company's knowledge, the Company and the Company Subsidiaries take steps commercially reasonable and necessary to protect personal information against loss and against unauthorized access, use, modification, disclosure or other misuse.

         Section 3.28 Other Agreements. Neither the Company nor any Company Subsidiary has entered into any contract or agreement with any officer or director of the Company or any Company Subsidiary in connection with the Transactions.


                                  Article IV

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND PURCHASER

         Parent and Purchaser represent and warrant to the Company as follows:

         Section 4.1 Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, impair in any material respect the ability of each of Parent and Purchaser, as the case may be, to perform its obligations under this Agreement, or prevent or materially delay the consummation of any of the Transactions.

         Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the boards of directors of each of Parent and Purchaser, and by Parent as the sole stockholder of Purchaser, and no other corporate authority or approval on the part of Parent or Purchaser is necessary to authorize the execution and delivery by Parent and Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Purchaser enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent or Purchaser, the consummation by Parent or Purchaser of the Transactions, or compliance by Parent or Purchaser with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or the Certificate of Incorporation or Bylaws of Purchaser, (b) require any filing by Parent or Purchaser with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and comparable merger and notifications laws or regulations of foreign jurisdictions, (iv) the filing or deemed filing with the SEC, the Nasdaq Stock Market, Inc. and the New York Stock Exchange of (A) the Schedule TO, (B) the Proxy Statement, if stockholder approval is required by law and (C) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions, or (iv) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws) or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any the Transactions.

         Section 4.4 Litigation. There is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any Parent Subsidiary, nor, to the knowledge of Parent, is there any investigation pending or threatened against Parent or any Parent Subsidiary, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each Parent and Purchaser to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any the Transactions.

         Section 4.5 Information in the Proxy Statement. None of the information supplied by Parent or Purchaser in writing expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

         Section 4.6 Information in the Offer Documents. The Offer Documents will comply as to form in all material respects with the provisions of applicable federal securities laws and, on the date first filed and published, sent or given to the Company's stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Purchaser with respect to information supplied by the Company in writing expressly for inclusion in the Offer Documents.

         Section 4.7 Cash Availability. Purchaser has cash on hand or existing lines of credit to provide, in the aggregate, sufficient funds to consummate the Transactions, including payment in full for all Shares validly tendered into the Offers or outstanding at the Effective Time, subject to the terms and conditions of the Offers and this Agreement, and to satisfy all other costs and expenses required to be paid by Parent or Purchaser in connection therewith. As of the date hereof, there is no breach or default by Parent existing, or with notice or the passage of time may exist, under the credit or other agreements with respect to such lines of credit. Parent and Purchaser have no reason to believe that any of the conditions precedent to the draw-down of such lines of credit will not be satisfied in connection with the consummation of the Transactions.

         Section 4.8 Company Stock. Each of Parent and Purchaser is not, nor at any time during the last three years has it been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Each of Parent and Purchaser does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement or the Stockholders Agreement).

         Section 4.9 Other Agreements. Except for the Stockholder Agreement or as disclosed by Parent to the Company in writing prior to the date hereof, neither Parent nor Purchaser has entered into any contract or agreement with any officer or director of the Company or any Company Subsidiary in connection with the Transactions.


                                   Article V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, (ii) in the ordinary course of business consistent with past practice which would not require the approval of the Company Board of Directors or (iii) as agreed in writing by Parent, after the date hereof, and prior to the earlier of (x) the termination of this Agreement in accordance with Article VIII and (y) the time the designees of Parent have been elected to, and shall constitute a majority of, the Company Board of Directors pursuant to Section 1.3 (the "Appointment Date"):

         (a) each of the Company and the Company Subsidiaries shall use commercial best efforts to conduct their business in the ordinary course of business consistent with past practice, and each of the Company and the Company Subsidiaries shall use its commercial best efforts to preserve its present business and organization substantially intact and maintain such relations with customers, suppliers, employees, contractors, distributors and others having business dealings with it as are reasonably necessary to preserve substantially intact its present business and organization;

         (b) the Company shall not, directly or indirectly, take any of the actions described in Section 4.13(a) (other than, subject to the Company consulting with Parent with respect to the approval of the Company's operating budget for 2005, clauses (xii) and (xvi)) or Sections 4.13(b) or 4.13(c) of the Company Bylaws.

         (c) the Company shall not, directly or indirectly, (i) amend its Certificate of Incorporation or Bylaws or similar organizational documents,
(ii) increase the size of the Company Board of Directors, (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of the Company, (iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (other than regular quarterly dividends on the Preferred Shares or dividends paid by a wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary), (v) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options (other than such options listed on Section 5.1(c) of the Company Disclosure Schedule), warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Company Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Stock Options outstanding on the date hereof or issued upon the conversion of the Class B Shares or Series A Preferred Stock outstanding on the date hereof; (vi) effect any registration of shares of capital stock of any class of the Company or any Company Subsidiaries (whether pursuant to demand registration rights of stockholders or otherwise) or (vii) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of Common Stock issued upon exercise of Company Stock Options granted under the Company Option Plans;

         (d) except as required by applicable law, neither the Company nor any Company Subsidiary shall make any change in the compensation or benefits payable or to become payable to any of its officers, directors, employees, agents or consultants (other than increases in wages to employees who are not directors or affiliates, in the ordinary course of business consistent with past practice) or as required under the terms of any Benefit Plan or under applicable law, enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, affiliates, agents or consultants (other than advances for reasonable business travel or other customary business expenses or in connection with the Transactions) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to a Benefit Plan or otherwise;

         (e) except as required by applicable law, neither the Company nor any Company Subsidiary shall pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

         (f) neither the Company nor any Company Subsidiary shall waive, release or assign any rights or claims under any of (i) the Company Agreements and (ii) the IP Agreements, in either cases having a value in excess of $250,000 individually or $1,000,000 in the aggregate;

         (g) neither the Company nor any Company Subsidiary will permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

         (h) neither the Company nor any Company Subsidiary will (i) make any loans, advances or capital contributions to, or investments in, any other Person, in excess of $250,000 individually or $1,000,000 in the aggregate; (ii) enter into any commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale, lease or license of assets (tangible or intangible) or real estate) involving aggregate payments to or by the Company or any Company Subsidiary with respect to such commitment or transaction of $5,000,000 or greater; provided, however, that with respect to any transaction or commitment involving aggregate payments to or from the Company or any Company Subsidiary in an amount greater with respect to such commitment or transaction than $1,000,000, the Company shall (A) subject to applicable law, take into account the integration plans and strategy for the combined businesses and (B) with respect to any such commitment or transaction involving aggregate payments to or from the Company or any Company Subsidiary in an amount greater with respect to such commitment or transaction than $3,000,000, obtain the consent of Parent (such consent not to be unreasonably withheld) prior to proceeding therewith; provided, however, that nothing in this Section 5.1(h)(ii) shall prohibit the Company from entering into a lease agreement for office space at the Company's current headquarters building for a term not in excess of three years at an aggregate cost not in excess of $1,000,000 (provided, that in making any decision to enter into such lease, subject to applicable law, the Company shall give due consideration to any plans of Parent for office space expansion after the Closing and otherwise takes into account the integration plans and strategy for the combined businesses); or (iii) create or allow to be created any Encumbrance (other than Permitted Encumbrance) upon the current assets of the Company, including, without limitation, cash and cash equivalents as reflected on the most recent balance sheet of the Company in an amount greater than $250,000 individually or $1,000,000 in the aggregate;

         (i) neither the Company nor any Company Subsidiary will (i) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or (ii) make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended income, franchise or other material Tax Returns, enter into any closing or similar agreement, settle or consent to any Tax Claim, or consent to any extension or waiver of the limitation period applicable to any Tax Claim;

         (j) neither the Company nor any Company Subsidiary will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), in excess of $5,000,000 or greater; provided, however, that with respect to any claims, liabilities or obligations in excess of $1,000,000, the Company shall (A) subject to applicable law, take into account the integration plans and strategy for the combined businesses and (B) with respect to claims, liabilities or obligations in excess of $3,000,000, obtain the consent of Parent (such consent not to be unreasonably withheld) prior to taking any action with respect thereto; provided, however, that the Company shall be subject to the limitations set forth in Section 5.1(b) (which requires Parent's consent to take certain actions) if such actions are otherwise described in Section 4.13(a), (b) or (c) of the Company Bylaws;

         (k) neither the Company nor any Company Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger); and

         (l) neither the Company nor any Company Subsidiary will enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

         Subject to applicable law, following the date of this Agreement, except in connection with the payment of invoices or other ordinary course business or correspondence (x) consistent with past practice and (y) not in connection with the modification, amendment or waiver of any material term thereof, the Company agrees not to initiate, or to respond to, any written correspondence with the applicable counterparty (or any of its affiliates) in connection with any Company Agreement set forth on Schedule 5.1, without first obtaining the prior approval of Parent. Notwithstanding anything to the contrary contained herein, the Company shall not, and shall cause its affiliates not to, without the written consent of Parent (i) enter into any new Company Agreement that is described in clauses (b), (e), (f) or (n) of Section
3.14 (the "Restricted Clauses") or (ii) modify or amend in any respect, or terminate any Company Agreement described in the Restricted Clauses or on
Schedule 5.1 or modify or amend any Company Agreement described in Schedule 5.1 in a manner to include in such agreements a restriction or limitation described in the Restricted Clauses.

         Section 5.2 No Solicitation; Unsolicited Proposals. (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause all Company Subsidiaries and the Company's and such Company Subsidiaries' respective officers, directors, employees, investment bankers, attorneys and accountants, and shall use commercial best efforts to cause the Company's and such Company Subsidiaries' other agents (collectively, "Representatives") not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate (including by way of furnishing non public information), the making or submission of any proposal that constitutes, or may reasonably be expected to result in, an Acquisition Proposal, (ii) solicit or encourage any inquiries that may relate to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with, or disclose or provide any non-public information or data relating to the Company or any Company Subsidiary or afford access to the properties, books or records or employees of the Company or any Company Subsidiary to, any Person (or group of Persons) other than Parent and its Subsidiaries (any such Person and its Representatives (excluding the Company's Representatives in their capacity as such), a "Third Party") relating to an Acquisition Proposal or (iv) except as permitted in Section 5.3(b), enter into any definitive agreement (or any letter of intent) with respect to any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. The Company shall, and shall cause the Company Subsidiaries and the Company's and such Company Subsidiaries' respective Representatives to, immediately cease and terminate any existing solicitation, discussion, activity or negotiation with any Third Party conducted heretofore by the Company, its Subsidiaries or their respective Representatives with respect to any Acquisition Proposal.

         (b) Notwithstanding the restrictions set forth in Section 5.2(a), if at any time prior to the acceptance for payment of Shares in the Offers, (i) the Company receives an unsolicited bona fide written proposal from a Third Party relating to an Acquisition Proposal (under circumstances in which the Company has complied in all material respects with its obligations under
Section 5.2(a)) and (ii) the Company Board of Directors concludes in good faith (after consultation with its financial advisor (which financial advisor shall be (i) CSFB, (ii) Merrill Lynch or (iii) if consultation with either of such advisors has been determined by the Company Board of Directors to be inconsistent with the fiduciary duties of the Company Board of Directors, such other financial advisor as may be selected by the Company Board of Directors) and outside counsel (such consultation with financial advisor so selected and outside counsel, "After Consultation")) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal, the Company and its Representatives may, subject to its giving Parent prior notice (which notice shall contain (i) the applicable written Acquisition Proposal, (ii) the identity of such Third Party and (iii) the notification of the Company's intention to furnish non public information to, or enter into discussions or negotiations with, such Third Party), (x) furnish information with respect to the Company and Company Subsidiaries to such Third Party relating to the Company or any Company Subsidiary or afford access to such Third Party to the non-public properties, books or records or employees of the Company or any Company Subsidiary, in each case pursuant to a customary confidentiality agreement containing terms no less restrictive than the terms of the Confidentiality Agreement, dated September 4, 2003 between Parent and the Company (the "Confidentiality Agreement"); provided, however, that unless such proposal contains a price per Share and/or exchange ratio (or a range thereof, provided that the lowest price specified therein exceeds the Offers Price (in the case of an exchange ratio, which shall be based upon the closing trading price of the shares of common stock of such Third Party, calculated at the applicable exchange ratio on the trading date preceding the receipt by the Company of such Acquisition Proposal)), the Company may not provide non-public information of greater scope, area or detail to such Third Party than was provided to Parent prior to Parent making its proposal dated August 26, 2004 and (y) participate in discussions or negotiations regarding such proposal or modifications thereto.

         (c) In addition to any prior notice obligations contained in Section 5.2(b), the Company shall as promptly as practicable (and in any event within two business days) notify Parent of any Acquisition Proposal or of any request for information or inquiry that would reasonably be expected to lead to a bona fide Acquisition Proposal, which notification shall include (i) the applicable written Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Acquisition Proposal, request or inquiry) and (ii) the identity of the person making such Acquisition Proposal, request or inquiry. The Company shall inform Parent as promptly as practicable (and in any event within two business days) of any written changes in the material terms or conditions to any Acquisition Proposal received (including any change in the price, structure or form of the consideration) and, upon Parent's request, the Company shall update Parent on the general status of any ongoing discussions or negotiations regarding or relating to any Acquisition Proposal received. The Company shall provide or make available promptly to Parent copies of all material non public information provided to any Third Party not previously provided to Parent.

         (d) Nothing contained in this Agreement shall prohibit the Company from issuing a "stop-look-and-listen communication" pursuant to Rule 14d-9(f), taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or taking any action required by any order or decree of a Governmental Entity.

         (e) For purposes of this Agreement:

                  (i) "Acquisition Proposal" means any offer, proposal or indication of interest, as the case may be, by any Third Party that relates to (1) a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving the Company or the issuance or acquisition of shares of capital stock or other equity securities of the Company representing 10% (in number or voting power) or more of the outstanding capital stock of the Company, (2) any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company representing 10% (in number or voting power) or more of the outstanding capital stock of the Company, or (3) the acquisition, license, purchase or other disposition of 10% or more of the or assets (including the capital stock or assets of any Company Subsidiary) of the Company; and

                  (ii) "Superior Proposal" means any bona fide written Acquisition Proposal (provided, that for the purposes of this definition, (A) the applicable percentages in clauses (1) and (2) of the definition of Acquisition Proposal shall be more than 50% as opposed to 10%; provided, further that such transaction, if consummated, would also result in the applicable Third Party having the power to elect a majority of the Company Board of Directors immediately following consummation of such transaction and (B) any acquisition, license, purchase or other disposition referred to in clause (3) of the definition of Acquisition Proposal shall be for all or substantially all of the assets (including the capital stock or assets of the Company Subsidiaries) of the Company), which on its most recently amended or modified terms, if amended or modified, the Company Board of Directors determines in good faith After Consultation (taking into account all of the terms and conditions (including, without limitation, legal and regulatory matters) of such Acquisition Proposal), if consummated, would result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement.

         (f) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, and the Company will use its commercial best efforts to enforce or cause to be enforced, any "standstill" or similar agreement to which any of the Company or any Company Subsidiary is a party, except that the Company shall be permitted to release or permit the release of such Person from any standstill obligation if the Company Board of Directors takes such action in the course of exercising rights under, and consistent with, Sections 5.2(b) or 5.3(b); provided, however, that the Company shall not, in any circumstance, release, or permit the release from, or waive or permit the waiver of any provision of any standstill or similar agreement the effect of which release or waiver would permit such Person to effect a transaction without the approval of the Company Board of Directors.

         Section 5.3 Board Recommendation. (a) Subject to Section 5.3(b), neither the Company Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify or amend in any manner adverse to Parent or to Purchaser, the approval or recommendation by the Company Board of Directors or any committee thereof of the Offers, this Agreement or the Merger (the "Company Recommendation") or (ii) approve or recommend any Acquisition Proposal or cause or permit the Company to enter into any definitive agreement or letter of intent with respect to any Acquisition Proposal (each of the foregoing being referred to as a "Company Change in Recommendation"); provided, however, that nothing contained in this Agreement shall prohibit the Company from publicly disclosing a Superior Proposal or modifying the Company Recommendation to provide that the Company is unable to take a position with respect to the Offers, this Agreement and the Merger in response to a Superior Proposal following delivery to Parent of a Notice of Superior Proposal with respect to such Superior Proposal (and such public disclosure or modification shall not be deemed to be a "Company Change in Recommendation").

         (b) Notwithstanding the provisions of Section 5.3(a), (i) if the Company Board of Directors or the Special Committee determines in good faith (after consultation with outside counsel) that the failure to make a Company Change in Recommendation would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable law or (ii) prior to acceptance for payment of Shares in the Offers, the Company Board of Directors in good faith determines to accept a Superior Proposal, in each case the Company Board of Directors may make a Company Change in Recommendation. If the Company Board of Directors or the Special Committee desires to make such a Company Change in Recommendation as a result of a Superior Proposal, such Company Change in Recommendation may only be made: (A) if the Company has delivered to Parent a written notice (a "Notice of Superior Proposal") that (x) advises Parent that the Company Board of Directors has received a Superior Proposal, (y) specifies the material terms and conditions of such Superior Proposal and (z) identifies the Person making such Superior Proposal and (B)(i) if Parent does not make, within the two full business day period following Parent's receipt of the Notice of Superior Proposal, an offer (a "Matching Bid") that the Company Board of Directors determines in good faith After Consultation to be as favorable to the Company's stockholders as the Superior Proposal to which the Notice of Superior Proposal applies, (ii) if after Parent has made a Matching Bid within the two full business day period referenced in clause (B)(i), such Acquisition Proposal to which the Notice of Superior Proposal applied has been or is modified or amended, and the Company Board of Directors in good faith determines that the Acquisition Proposal, as so modified or amended, is a Superior Proposal, Parent does not make within the two business days following Parent's receipt of a Notice of Superior Proposal (as revised to reflect such Superior Proposal) a Matching Bid that the Company Board of Directors determines in good faith After Consultation to be as favorable to the Company's stockholders as the Superior Proposal to which the Notice of Superior Proposal applies or (iii) if the Company Board of Directors has elected, following receipt of any initial Matching Bid from Parent, to establish a deadline (the "Final Deadline") for the submission of final proposals from both Parent and the Third Party making such Superior Proposal (which Final Deadline shall be not less than three nor more than seven business days after notice of such deadline is delivered to Parent (the "Final Notice Deadline"), and which Final Notice Deadline shall in no event be made no later than 24 hours following receipt by the Company of Parent's initial Matching Bid) and following receipt of such final proposal Parent has not submitted a final proposal as of the Final Deadline that the Company Board of Directors determines in good faith After Consultation to be as favorable to the Company's stockholders as the final proposal submitted by such Third Party as of the Final Deadline. Notwithstanding the foregoing, the Company shall not be entitled to enter into any definitive agreement (or letter of intent) with respect to a Superior Proposal unless this Agreement has been or concurrently is terminated by its terms pursuant to Section 8.1(e) and the Company has paid or concurrently with such termination pays, by cashiers check, the Termination Fee due to Parent pursuant to Section 8.2(b).

         Section 5.4 Notification. The Company agrees that it will promptly inform its and its Subsidiaries' respective Representatives of the obligations undertaken in Section 5.2.


                                  Article VI

                             ADDITIONAL AGREEMENTS

         Section 6.1 Proxy Statement. As promptly as practicable after the consummation of the Offers and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use its commercial best efforts to respond promptly to any comments made by the SEC, and promptly thereafter shall mail to stockholders, the Proxy Statement. In such event, subject to Sections 5.2 and 5.3, the Proxy Statement shall contain the recommendation of the Company Board of Directors in favor of the adoption of this Agreement.

         Section 6.2 Meeting of Stockholders of the Company. In connection with the Special Meeting, if any, the Company shall use its commercial best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement, and shall take all other action necessary or, in the reasonable opinion of Purchaser, advisable to secure any vote or consent of such stockholders required by the DGCL and the Company Certificate to effect the Merger; provided, however, that the Company shall have no obligation to solicit proxies (or take any other action advisable to secure any vote or consent of holders of Class A Shares) if, following acceptance for payment of Shares in the Offers, the Company Board of Directors makes a Company Change in Recommendation in connection with a Superior Proposal. The Purchaser agrees that it shall vote, or cause to be voted, in favor of the adoption of this Agreement all Shares directly or indirectly beneficially owned by it.

         Section 6.3 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Purchaser shall use all commercial best efforts to take, or cause to be taken, all such necessary actions.

         Section 6.4 Notification of Certain Matters. The Company shall give prompt notice to Parent and Purchaser, and Parent and Purchaser shall give prompt notice to the Company, of (a) the occurrence or non-occurrence of any event that would be likely to cause any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Purchaser accepts for payment any Shares pursuant to the Offers (except to the extent it refers to a specific date) and (b) any material failure of the Company, Purchaser or Parent, as the case may be to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 6.4 shall not affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

         Section 6.5 Access; Confidentiality. (a) Except as required pursuant to any existing confidentiality agreement or obligation entered into prior to the date hereof by the Company or any Company Subsidiary in the ordinary course of business consistent with past practice (excluding, for the avoidance of doubt, confidentiality agreements entered into in connection with any Acquisition Proposal), a summary of the material terms of which the Company shall provide Parent upon any request for information by Parent that is subject to such confidentiality agreement, and subject to applicable law or decree, from the date of this Agreement until the Closing, the Company shall, and shall cause the Company Subsidiaries to, (i) give Parent, its officers and a reasonable number of its employees and its authorized representatives, upon reasonable prior notice to the Company, reasonable access during normal business hours to the Company Agreements, books, records, analysis, projections, plans, personnel, offices and other facilities and properties of the Company and the Company Subsidiaries and, subject to customary reasonable request, their accountants and accountants' work papers and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business and properties and Company Agreements of the Company and the Company Subsidiaries as Parent may from time to time reasonably request and use commercial best efforts to make available at reasonable times during normal business hours to the officers, employees, accountants, counsel, financing sources and other representatives of the Parent the appropriate individuals (including management personnel, attorneys, accountants and other professionals) for discussion of the Company's business, properties, prospects and personnel as Parent may reasonably request.

         (b) With respect to the information disclosed pursuant to this Section 6.5, the parties shall comply with, and shall use commercial best efforts to cause their respective representatives to comply with, all of their obligations under the Confidentiality Agreement.

         (c) As soon as practicable after the execution of this Agreement, the Company shall permit Parent to implement an interface to the Company's financial reporting system which will allow the transfer of general ledger data to Parent's financial reporting system (the "Reporting System"). Access to the Reporting System will be provided by Parent's financial reporting staff and the tasks necessary to complete the interface to the Reporting System will be led by Parent's accounting staff, with the necessary assistance from the Company's accounting staff and other technical staff, if necessary, at no cost to the Company and provided that neither such installment nor the operation or use by Parent of the Reporting System shall interfere with or disrupt the normal operation of the Company's business or its financial reporting system or violate any applicable software licenses. Parent will provide the necessary Reporting System software to be installed on a computer in the Company's accounting department; provided, however, that the information retrieved from the Company's financial reporting system will be made available only to the Office of Corporate Controller of Parent (it being represented by Parent that such Persons are not directly involved in pricing or any other competitive activity at Parent or any Subsidiary of Parent); provided, further, that Parent shall not use such information other than for diligence purposes of assessing the financial condition of the Company and the Company Subsidiaries for purposes of the transactions contemplated by this Agreement, and shall not share, provide or sell the information for any commercial purpose (other than the Transactions) to any third party or use the information in any manner that could reasonably be considered a restraint on competition or result in violation of any applicable laws.

         (d) No investigation heretofore conducted or conducted pursuant to this Section 6.5 shall affect any representation or warranty made by the parties hereunder.

         Section 6.6 Consents and Approvals. (a) Subject to Section 6.6(f), each of the Company and Parent shall use commercial best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten business days after the date hereof,
(iv) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Transactions. Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

         (b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercial best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the Transactions, (ii) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the consummation of the Offers; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Company Material Contracts in connection with consummation of the Transactions and seeking any such actions, notices, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this
Section 6.6(b), such party shall use commercial best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the consummation of the Offers, from the failure to obtain such consent.

         (c) From the date of this Agreement until the consummation of the Offers, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions or otherwise limit in any material respect the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

         (d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as violative of any applicable law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use their commercial best efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

         (e) Nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offers. Prior to the consummation of the Offers, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.

         (f) Notwithstanding anything set forth in Section 6.6 and any other provision hereof, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act), neither Parent nor the Company shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or the conduct of their business in a specified manner.

         Section 6.7 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective controlled affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Offers, the Merger or this Agreement without the prior consent of the other party, except as such party reasonably believes, after receiving the advice of outside counsel, is required by law or by any listing agreement with or listing rules of a national securities exchange or trading market in which event such party shall, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto.

         Section 6.8 Directors' and Officers' Insurance and Indemnification.
(a) For a period of six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the past and present officers and directors of the Company and the Company Subsidiaries (the "Covered Persons") as provided in the terms of the Company Certificate or Company Bylaws and under any agreements (the "Indemnification Agreements") as in effect on the date hereof (true and correct copies of which have been previously provided to Parent) (provided, that the Surviving Corporation's obligation to pay any amount in settlement shall be conditioned upon such settlement being effected with the written consent of the Parent, which consent shall not unreasonably be withheld), arising out of or in connection with actions or omissions occurring at or prior to the Effective Time, whether or not asserted prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the Transactions and the consummation of the Transactions); provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification (including advancement of expenses) in respect of any such claim or claims shall continue until disposition of any and all such claims.

         (b) The Surviving Corporation (or any successor to the Surviving Corporation) shall advance expenses (including legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder pursuant to the procedures set forth, and to the extent provided in the Company Certificate, the Company Bylaws or the Indemnification Agreements; provided, however, that any person to whom expenses are advanced undertakes, to the extent required by the DGCL, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification.

         (c) Parent or the Surviving Corporation shall maintain and extend all existing officers' and directors' liability insurance ("D&O Insurance") (but only with respect to the Side A coverage for Covered Persons where the existing policies also include coverage for the Company) for a period of not less than six years after the Effective Time with respect to claims arising in whole or in part from facts or events that actually or allegedly occurred on or before the Effective Date, including in connection with the approval of this Agreement and the transactions contemplated hereby; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to the Covered Person; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period through no fault of Parent or the Surviving Corporation, then Parent or the Surviving Corporation shall obtain substantially similar D&O Insurance; provided further, however, that in no event shall Parent be required to pay aggregate premiums for insurance under this Section 6.8(c) in excess of 300% of the aggregate premiums paid by the Company in 2004 on an annualized basis for such purpose (the "Average Premium"), which true and correct amount is set forth in Section 6.8(c) of the Company Disclosure Schedule; and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 6.8(c) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for aggregate premiums not in excess of 300% of the Average Premium. In lieu of the foregoing, the Company may elect to obtain prepaid policies prior to the Effective Time, which policies provide the Covered Persons with D&O Insurance coverage of equivalent amount and on at least as favorable terms as that provided by the Company's current D&O Insurance for an aggregate period of at least six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby; provided, however, that the aggregate premium for such prepaid policies shall not exceed 300% of the Average Premium. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The Company and the Company Subsidiaries shall consult with Parent in connection with the purchase or acquisition of any D&O Insurance on or after the date hereof, and the Company and the Company Subsidiaries shall not purchase or acquire any D&O Insurance on or after the date hereof without first consulting with Parent.

         (d) For a period of six years after the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Certificate and the Company Bylaws. The Indemnification Agreements with Covered Persons in existence on the date of this Agreement that survive the Merger shall continue in full force and effect in accordance with their terms. Parent shall not permit the Surviving Corporation to distribute or dispose of assets in a manner that would render the Surviving Corporation unable to satisfy its indemnification obligations pursuant to this Section 6.8.

         (e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.8.

         (f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.8, and this Section 6.8 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

         Section 6.9 Purchaser Compliance. Parent shall cause Purchaser to comply with all of its obligations under this Agreement.

         Section 6.10 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, the Offers, the acquisition of Shares pursuant to the Offers, or the Merger, then the Company Board of Directors shall (i) in the case of Section 203 of the DGCL, take all action necessary and (ii) in the case of any other state takeover statute, use its commercial best efforts, to render such statute inapplicable to the foregoing.

         Section 6.11 Certain Tax Matters. During the period from the date hereof to the Effective Time, the Company shall and shall cause each of the Company Subsidiaries to: (i) timely file all Tax Returns ("Post Signing Returns") required to be filed by the Company or such Company Subsidiary, as the case may be, and except as otherwise set forth in Section 6.11 of the Company Disclosure Schedule, all Post Signing Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable by the Company and such Company Subsidiary, respectively and (iii) promptly notify Parent of any federal or state income or franchise, or other material Tax Claim pending against or with respect to the Company or any Company Subsidiary (or any significant developments with respect to ongoing federal or state income or franchise or other material Tax Claims), including material Tax liabilities and material refund claims.

         Section 6.12 Section 16 Matters. Prior to the expiration date of the Offers, Parent and the Company shall use their respective commercial best efforts take all such reasonable steps as may be required by applicable SEC "no-action" letters (to the extent permitted under applicable law) to cause any dispositions of Shares or acquisitions of shares of Parent Common Stock (including derivative securities with respect to shares of Parent Common Stock) resulting from the transactions contemplated by Article I and Article II by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act. Parent shall not designate, or cause to be designated, any individuals who are officers of the Company immediately prior to the consummation of the Offers as individuals subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent as of the Effective Time.

         Section 6.13 Employee Benefits. (a) Notwithstanding anything herein to the contrary, for purposes of this Section 6.13, "Company Employees" means individuals who are, as of the Effective Time, employees of the Company or any Company Subsidiary. The Company has previously delivered to Parent a list of each individual who would be a Company Employee if the Effective Time occurred on the date hereof and the current rate of base salary and target bonus for each such employee. Without limiting any rights that any Company Employee may have under any Benefit Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending twelve months thereafter, to maintain and perform in accordance with their respective terms any Company severance arrangement or policy set forth on
Section 6.13(a) of the Company Disclosure Schedule. Parent shall, or shall cause the Surviving Corporation to, maintain and perform in accordance with their respective terms the Company's annual or incentive bonus programs or arrangements for the 2004 fiscal year set forth on Section 6.13(a) of the Company Disclosure Schedule.

         (b) Parent shall cause the Surviving Corporation to honor in accordance with their terms the employment agreements set forth on Section 3.12(a) of the Company Disclosure Schedule.

         (c) Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending twelve months thereafter, to maintain for Company Employees in the aggregate, subject to paragraph (a) above, compensation levels (such term to include salary, bonus opportunities and commissions) and benefits (other than equity-based benefits and compensation) that in the aggregate are not materially less favorable than the overall compensation levels and benefits (other than equity-based benefits and compensation) maintained for and provided to such Company Employees immediately before the Effective Time.

         (d) As of and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and for purposes of determining the level of benefits under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements (other than benefit accruals under defined benefit pension plans and benefits under retiree medical plans) maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries and their predecessor entities to the same extent recognized by the Company immediately before the Effective Time. With respect to each employee benefit plan maintained, sponsored by or contributed to by Parent that is a "welfare benefit plan" (as defined in Section 3(1) of ERISA) the Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations to the extent waived under the corresponding Benefit Plan immediately prior to the Effective Time and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under the corresponding Benefit Plan immediately before the Effective Time.

         Section 6.14 Bankruptcy Court Approval. The Company, Purchaser and Parent shall use their commercial best efforts to facilitate, and cooperate with the applicable bankruptcy courts to obtain, any approvals required by such courts in connection with the Transactions.

         Section 6.15 Limitation on Amendments and Waivers to Certain Stockholder Agreements. Without the prior consent of the Company, Parent and Purchaser shall not enter into any amendment to or waive any provision of any Stockholder Agreement with any Stockholder (other than Jeffrey G. Katz) which
(x) is not agreed or consented to by the other Stockholders (other than Jeffrey
G. Katz) and (y) if entered into and not consented to by any other Stockholder (other than Jeffrey G. Katz) would entitle such other Stockholder to terminate the Stockholder Agreement to which it is a party. The Company acknowledges and agrees that no amendment or waiver to any Stockholder Agreement with any Stockholder (other than Jeffrey G. Katz) shall be deemed an amendment or waiver for purposes of this Section 6.15 unless it satisfies the requirements of
Section 12(j) of the applicable Stockholder Agreement.


                                  Article VII

                                   CONDITIONS

         Section 7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Purchaser and the Company, as the case may be, to the extent permitted by applicable law:

         (a) Stockholder Approval. The Merger and this Agreement shall have been approved and adopted by the Required Company Holders, unless the condition set forth in clause (iii) of the first paragraph of Annex I has been waived by Purchaser;

         (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger; and

         (c) Purchase of Shares in Offers. The Purchaser shall have accepted for payment and purchased, or caused to be accepted for payment and purchased, all Shares validly tendered and not withdrawn pursuant to the Offers; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares validly tendered and not withdrawn pursuant to the Offers in violation of the terms of the Offers or of this Agreement.


                                 Article VIII

                                  TERMINATION

         Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time before the Effective Time, whether before or after stockholder approval thereof:

         (a) By mutual written consent of Parent and the Company;

         (b) By Parent, in the case of clause (iii) below, or by either Parent or the Company, in the case of clauses (i), (ii) and (iv) below:

                  (i) if a court of competent jurisdiction or other Governmental Entity shall have issued a final, non-appealable order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions or any of the Stockholder Agreements or the granting of any approvals required from the Required Company Holders such that the conditions set forth in Article VII or Annex I shall not be capable of being satisfied;

                  (ii) prior to acceptance for payment of Shares pursuant to the Offers, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach shall result in any condition set forth in Annex I not being satisfied (and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within 20 days after the receipt of notice thereof by the defaulting party from the non-defaulting party);

                  (iii) prior to acceptance for payment of Shares pursuant to the Offers there shall have occurred a Company Material Adverse Change; or

                  (iv) if acceptance for payment of Shares pursuant to the Offers has not occurred by December 31, 2004; provided, however, that such date (x) shall be extended to January 31, 2005 if all conditions to the Offers other than the Litigation Condition, the Governmental Approval Condition (which for purposes of this Section 8.1(b)(iv) also shall be deemed to include the conditions set forth in paragraphs (h) and (j) (to the extent arising out of litigation) of Annex I), the Stockholder Approval Condition or the HSR Condition have been or are reasonably capable of being satisfied at the time of such extension and (y) shall be extended to April 30, 2005 if all conditions to the Offers other than the HSR Condition or the Litigation Condition (to the extent relating solely to antitrust and competition law matters) have been or are capable of being satisfied at the time of such extension (such date, as it may be extended, shall be referred to herein as the "Drop Dead Date"); provided, further, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to any party whose failure to fulfill any obligation or whose breach of representation or warranty under this Agreement has been the cause of, or resulted in, the failure of the acceptance for payment of Shares pursuant to the Offers to have occurred by such date;

         (c) By Parent, at any time prior to the acceptance for payment of the Shares pursuant to the Offers, if (i) the Board of Directors of the Company, or any committee thereof, shall have made a Company Change in Recommendation or
(ii) the Company shall have breached any of its obligations under Sections 5.2 or 5.3 in any material respect;

         (d) By Parent, if the Offers shall have expired without acceptance for payment of Shares thereunder (including as a result of the failure to satisfy the Governmental Approval Condition), other than as a result of a breach by Purchaser of its obligations hereunder or thereunder;

         (e) By the Company upon a Company Change in Recommendation in order to enter into a definitive agreement with respect to a Superior Proposal, pursuant to Section 5.3(b); provided, however, that prior to the Company's termination of this Agreement pursuant to this Section 8.1(e), the Company shall have complied with the provisions of Section 5.2 and 5.3; provided, further, that for purposes of this Section 8.1(e) only, the Company shall be deemed to be in compliance with Sections 5.2 and 5.3 if a breach of Section 5.2 or 5.3 by the Company or its Representatives is immaterial and unintentional and does not relate to the party who made such Superior Proposal;

         (f) By the Company, if Purchaser shall have failed to commence the Offers as provided in Section 1.1(a) or if the Offers shall have terminated or expired without acceptance for payment of Shares thereunder; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(f) due to Purchaser's failure to commence the Offers shall not be available to the Company prior to December 31, 2004 if its failure to fulfill any obligation or breach of representation or warranty under this Agreement has been the cause of, or resulted in, the failure of the commencement of the Offers or of the acceptance for payment of Shares thereunder;

         (g) By Parent, if within ten business days following the date hereof, UAL Corporation ("United") shall not have filed a motion in the Bankruptcy Court seeking an order (A) approving the Stockholder Agreement to which United is a party and all other documents and instruments executed by United in connection therewith and (B) authorizing (1) United to execute, deliver and perform its obligations under each of the Stockholder Agreement, the Stockholder Transaction Consent and the Company Stockholders Agreement Waiver to which United is a party (including to adopt and approve this Agreement and the Merger) and the other documents and instruments by United in connection therewith and (2) United to tender and sell its Shares pursuant to the Class B Offer and the Transactions contemplated by this Agreement (the "United Approval");

         (h) By Parent, prior to the acceptance of Shares pursuant to the Offers, if any of the Stockholder Agreements is terminated by the Stockholder that is a party thereto or shall otherwise not be in effect such that the condition in clause (ii) of the first paragraph of Annex I would not be satisfied; and

         Section 8.2 Effect of Termination. (a) In the event of the termination of this Agreement as provided in Sections 8.1 or 8.3, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Purchaser, the Company or any of their respective affiliates except (i) as set forth in Sections 6.5(a), 8.2, 9.3, 9.4, 9.5, 9.7, 9.9, 9.10 and 9.12
and (ii) nothing herein shall relieve any party from liability for any willful breach of representations and warranties, or material breach of any covenant, contained in this Agreement.

         (b) If (i) Parent shall have terminated this Agreement pursuant to clause (i) of Section 8.1(c), (ii) the Company shall have terminated this Agreement pursuant to Section 8.1(e) or (iii)(x) Parent shall have terminated this Agreement pursuant to Sections 8.1(d) and at the time of such termination the condition set forth in clause (j) of Annex I shall not have been satisfied or 8.1(g) and (y) following the date hereof but prior to such termination an Acquisition Proposal shall have been publicly made and not withdrawn (which Acquisition Proposal provides the Company's stockholders an equal or higher price per share than the Offers Price) and a definitive agreement with respect to such Acquisition Proposal has been entered into within nine months after termination of this Agreement, then the Company shall pay to Parent promptly, but in no event later than two business days after the date of such termination (unless such termination is pursuant to Section 8.1(e), in which case payment shall be a condition to such termination), a termination fee of $40,570,000 (the "Termination Fee"). Except to the extent required by applicable law, the Company shall not withhold any withholding taxes on any payment under this
Section 8.2.

         (c) Parent and Purchaser agree that the payment set forth in Section 8.2(b), if such payment is payable and is actually paid, shall be the sole and exclusive remedy of Parent and Purchaser upon the termination of this Agreement in the circumstances described in clauses (i), (ii) and (iii) of Section 8.2.

         Section 8.3 Automatic Termination. This Agreement shall terminate automatically if any Stockholder (other than Jeffrey G. Katz) terminates the Stockholder Agreement to which such Stockholder is a party in accordance with Sections 9(a) or 9(b) thereof.


                                  Article IX

                                 MISCELLANEOUS

         Section 9.1 Amendment and Modification. Subject to applicable law and as otherwise provided in the Agreement, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors or equivalent governing bodies, and with respect to the Company, if such amendment, modification or supplement shall (x) reduce the Offers Price or the Common Stock Merger Consideration, (y) amend or modify Sections 6.8 or 6.12 in any respect or amend or modify any condition to the Class A Offer in a manner adverse to the holders of Class A Shares or (z) discriminate against the holders of Class A Shares, by the Special Committee, but, after the acceptance for payment of Shares pursuant to the Offers, no amendment shall be made which decreases the Merger Consideration and, after the approval of this Agreement by the stockholders, no amendment shall be made which by law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.3 Expenses. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs and expenses except that each of the Company and Parent shall pay one-half of the expenses related to any filing made under the HSR Act.

         Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  if to Parent or Purchaser, to:

              Cendant Corporation
              9 West 57th Street
              New York, NY 10019
              Attention:  Eric J. Bock
              Telephone No.: (212) 413-1836
              Facsimile No.: (212) 413-1922

              with a copy to:

              Skadden, Arps, Slate, Meagher & Flom LLP
              Four Times Square
              New York, NY  10036
              Attention: David Fox, Esq.
              Telephone: (212) 735-3000
              Facsimile: (212) 735-2000

                                      and

         (b)  if to the Company, to:

              Orbitz, Inc.
              200 S. Wacker Drive, Suite 1900
              Chicago, IL 60606
              Attention:  Gary R. Doernhoefer, Esq.
              Telephone:  (312) 894-4755
              Facsimile:  (312) 894-4857

              with copies to:

              Latham & Watkins LLP
              Sears Tower, Suite 5800
              233 S. Wacker Drive
              Chicago, IL 60606
              Attention: Mark D. Gerstein, Esq.
              Telephone: (312) 876-7666
              Facsimile: (312) 993-9767

                               and

              Special Committee
              c/o:  Scott D. Miller - Chairman
              315 East Hopkins Avenue
              Aspen, CO 81611

              with copies to:

              Winston & Strawn LLP
              35 W. Wacker Drive
              Chicago, IL 60601-9703
              Attention: Robert F. Wall, Esq.
              Telephone: (312) 558-5600
              Facsimile: (312) 558-5700

         Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliates" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

         Section 9.6 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

         Section 9.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Stockholders Agreement Waiver executed by the Company and the Confidentiality Agreement:

         (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and

         (b) except as provided in Section 6.8, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

         Section 9.9 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court thereof, for any litigation arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby, to the extent the Court of Chancery has jurisdiction over the claims alleged in such litigation, or, if the Court of Chancery does not have jurisdiction over the claims alleged in such litigation, the courts of the State of Delaware and of the United States of America located in the State of Delaware, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such litigation except in such courts, (ii) waives any objection to the laying of venue of any such litigation in such Delaware courts and (iii) agrees not to plead or claim in any Delaware court that such litigation brought therein has been brought in an inconvenient forum. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         Section 9.10 Waiver of Jury Trial. EACH PARTY IS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 9.10.

         Section 9.11 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent (each, an "Assignee"). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 9.12 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        CENDANT CORPORATION


                                                 /s/Eric J. Bock
                                        By_____________________________________
                                          Name:  Eric J. Bock
                                          Title: Executive Vice President,
                                                 Law and Corporate Secretary


                                        ROBERTSON ACQUISITION CORPORATION



                                                 /s/Eric J. Bock
                                        By_____________________________________
                                          Name:  Eric J. Bock
                                          Title: Executive Vice President,
                                                 Secretary and Director


                                        ORBITZ, INC.



                                                 /s/Jeffrey G. Katz
                                        By_____________________________________
                                          Name:  Jeffrey G. Katz
                                          Title: Chief Executive Officer,
                                                 President and
                                                 Chairman of the Board

                                                                       ANNEX I


         Notwithstanding any other provisions of the Offers, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offers at any time in its sole discretion (subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act), Purchaser shall not be required to accept for payment, and may delay the acceptance for payment of any validly tendered Shares unless the Minimum Condition shall have been satisfied. Furthermore, notwithstanding any other provisions of the Offers, subject to the provisions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, Purchaser shall not be required to accept for payment or pay for any validly tendered Shares if, (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the termination or expiration of the Offers (the "HSR Condition"), (ii) as of the termination or expiration of the Offers, there shall be any Class B Shares which Purchaser is not be permitted to accept for payment, and purchase, without the consent or approval of any Governmental Entity (the "Governmental Approval Condition") and such consent or approval has not been obtained; provided, however, that the condition set forth in this clause (ii) shall be deemed to have been satisfied at the termination or expiration of the Offers if
(A) the Stockholder Approval Condition has been satisfied and (B) all Class B Shares (other than any single series of Class B Common Stock representing not more than 15% of the issued and outstanding Shares) shall have been validly tendered in the Class B Offer and may be accepted for payment and purchased in the Offers, (iii) any approval required pursuant to Sections 8.2(a), 8.2(b) and 8.2(c) of the Company Certificate ("Stockholder Consent") has not been obtained prior to, or is not in full force and effect as of, the expiration or termination of, the Offers (the "Stockholder Approval Condition"), (iv) any Stockholder or creditors' committee or United States Trustee in any bankruptcy or reorganization case under Title 11 of the United States Code (a "Bankruptcy Case") involving a Stockholder (other than Jeffrey G. Katz), shall have asserted that any Stockholder Consent previously executed and delivered is not valid, binding or enforceable or that the actions purportedly authorized therein may not be taken as a result of a Bankruptcy Event involving a Stockholder; provided, however, that this condition (iv) shall be deemed to have been waived by Purchaser unless (x) within three business days of Purchaser acquiring knowledge that such assertion has been made, Purchaser or Parent shall have filed in the court with jurisdiction over such Stockholder's Bankruptcy Case appropriate pleadings challenging such assertion and (y) Purchaser shall not have abandoned the challenge of such assertion or (v) any of the following events has occurred:

         (a) there shall be threatened in writing (and not withdrawn) or pending (and not withdrawn) any suit, action or proceeding by any Governmental Entity (the "Litigation Condition") against Purchaser, Parent, the Company or any Company Subsidiary (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's and the Company Subsidiaries' businesses or assets, taken as a whole, or to compel Parent or Purchaser or their respective Subsidiaries and affiliates to dispose of, license or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, except to the extent any such suit, action or proceeding would not reasonably be expected to have a Company Material Adverse Effect, (ii) challenging the acquisition by Parent or Purchaser of any Shares under the Offers or seeking to restrain or prohibit the making or consummation of the Offers or the Merger or the performance of any of the other Transactions that, if successful, would result in the condition set forth in clause (ii) of the first paragraph of this Annex I not being satisfied, (iii) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offers and the Merger that, if successful, would result in the condition set forth in clause (ii) of the first paragraph of this Annex I not being satisfied, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, (v) seeking to invalidate or otherwise challenging any of the actions taken by any of the Stockholders pursuant to the Stockholder Agreements or this Agreement (including, without limitation, the approval of this Agreement and the Transactions) that, if successful, would result in the condition set forth in clause (ii) of the first paragraph of this Annex I not being satisfied or (vi) which otherwise would have a Company Material Adverse Effect; provided, however, that the Litigation Condition with respect to threatened (and not withdrawn) litigation shall be deemed to have been satisfied if no suit or action in respect of such threatened litigation shall have been filed or commenced within ten business days from such written threat;

         (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or which is deemed applicable pursuant to an authoritative interpretation by or on behalf of a Government Entity to the Offers or the Merger and which, in the case of any judgment, order or injunction, has not been withdrawn or terminated, or any other action shall be taken by any Governmental Entity, other than the application to the Offers or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

         (c) (i) any of the representations and warranties of the Company contained in Sections 3.2(a) (but only as applied to each "significant subsidiary" of the Company (as such term is defined in Rule 1.02 of Regulation S-X)), 3.2(d), 3.3, 3.4, 3.5, 3.6, the penultimate sentence of Section 3.8(a),
Section 3.13(b), the last sentence of Section 3.14, the first sentence of
Section 3.22 and Section 3.24 of this Agreement shall not be true in all material respects as of the date of such determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time), (ii) any of the representations and warranties of the Company contained in Section 3.14(e) or Section 3.14(n) shall not be true, if the failure of such representations and warranties to be true results from the failure to disclose any Company Agreement which would impair (y) in any material respect, the operation of the Company's business relative to the manner such business was operated prior to the date hereof or (z) the operation of the combined businesses of Parent and the Company in a manner that limits in a material manner the synergies and benefits reasonably expected to be derived by Parent from such combined businesses or (iii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, any of the representations and warranties of the Company contained in this Agreement, other than representations and warranties referenced in clauses (i) or (ii) of this paragraph (d), shall not be true and correct (except with respect to Section 3.9(a), without giving effect to any references to materiality or Company Material Adverse Effect contained therein) as of the date at determination, except for representations and warranties that relate to a specific date or time (which need only be true and correct (except with respect to Section 3.9(a), without giving effect to any references to materiality or Company Material Adverse Effect contained therein) as of such date);

         (d) since the date of the Merger Agreement, there shall have occurred a Company Material Adverse Change;

         (e) (i) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company shall have breached or failed to perform or to comply with any agreement or covenant to be performed or complied with by it under Sections 6.6(b) or (ii) the Company shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under this Agreement (other than the covenant referenced in clause (i) above) and such breach or failure shall not have been cured;

         (f) Purchaser shall have failed to receive a certificate executed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the scheduled expiration of the Offers, to the effect that the conditions set forth in paragraphs (d), (e) and (g) of this Annex I have not occurred;

         (g) the Merger Agreement shall have been terminated in accordance with its terms;

         (h) any party to a Stockholder Agreement other than Purchaser and Parent shall have breached or failed to perform any of its covenants or agreements under the Stockholder Agreement to which it is a party or breached any of its representations and warranties contained in such Stockholder Agreement, or any Stockholder Agreement (or any obligation contained therein) shall not be valid, binding and enforceable (including by reason of occurrence of a Bankruptcy Event (as defined herein)), except for such breaches or failures or failures to be valid, binding and enforceable that would not result in the Minimum Condition and the condition set forth in clause (ii) of the first paragraph of this Annex A not being satisfied. "Bankruptcy Event" shall mean a Stockholder has filed, or has filed against it, a petition for relief under title 11 of the United States Code;

         (i) any of the Stockholder Agreements shall have been terminated and such termination would result in the condition set forth in clause (ii) of the first paragraph of this Annex I not being satisfied;

         (j) the Bankruptcy Court for the Northern District of Illinois (Eastern Division) (the "Bankruptcy Court") shall not have issued an order that has become a Final Order authorizing (i) United to execute, deliver, and perform under the Stockholder Agreement (including to approve the Merger pursuant thereto) to which United is a party, the Stockholders Transaction Consent executed and delivered by United and the Company Stockholders Agreement Waiver executed by United and (ii) United to tender and sell its Shares pursuant to the Offers and Stockholder Agreement, in form and substance satisfactory to Parent and Purchaser. "Final Order" shall mean an order or judgment of the Bankruptcy Court as to which (a) the time to appeal, petition for certiorari, or motion for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or move for reargument or rehearing shall then be pending or (b) in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Rule 7024 of the Federal Rules of Bankruptcy Procedure may be filed with respect to such order, as long as such a motion has not actually been filed; or

         (k) there has been any Change in Tax Law that will materially increase the risk that the IPO Exchange (as defined in the Company's 2003 Annual Report filed on Form 10-K) will not (x) be treated as a fully taxable transaction under Section 1001 of the Code or (y) result in the Company's adjusted tax basis of the membership interests of Orbitz, LLC (contributed to the Company on December 19, 2003) being equal to the fair market value of such membership interests on December 19, 2003. "Change in Tax Law" means (i) any amendment to the Code or final or temporary regulations promulgated under the Code, (ii) a decision by any court or (iii) a revenue ruling, revenue procedure, notice, or announcement, which (as the case may be) is enacted, promulgated, issued or announced after the date of the Merger Agreement.

         The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time and in the sole discretion of Parent or Purchaser, subject in each case to the terms of this Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the foregoing, if Parent or Purchaser waive any condition with respect to the Class B Offer, Parent and Purchaser shall be deemed to have waived such conditions with respect to the Class A Offer. Under no circumstances will Purchaser accept for payment any validly tendered (i) Class B Shares unless Purchaser concurrently accept for payment any validly tendered Class A Shares and (ii) Class A Shares unless Purchaser concurrently accept for payment any validly tendered Class B Shares (and Purchaser shall be deemed to have accepted for payment (i) such Class A Shares immediately upon acceptance for payment of any such Class B Shares and (ii) such Class B Shares immediately upon acceptance for payment of any such Class A Shares). Parent and Purchaser shall not be permitted to waive the condition set forth in paragraph (g) of this Annex I without the prior approval of the Company Board of Directors (including the approval of a majority of the Independent Directors).

         The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is annexed.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Article I THE OFFERS AND MERGER................................................3

   Section 1.1       The Offers................................................3
   Section 1.2       Company Actions...........................................6
   Section 1.3       Directors.................................................7
   Section 1.4       The Merger................................................8
   Section 1.5       Effective Time............................................9
   Section 1.6       Closing...................................................9
   Section 1.7       Directors and Officers of the Surviving Corporation.......9
   Section 1.8       Subsequent Actions........................................9
   Section 1.9       Stockholders' Meeting....................................10
   Section 1.10      Merger Without Meeting of Stockholders...................11

Article II CONVERSION OF SECURITIES...........................................11

   Section 2.1       Conversion of Capital Stock..............................11
   Section 2.2       Exchange of Certificates.................................12
   Section 2.3       Dissenting Shares........................................14
   Section 2.4       Option Plans.............................................15
   Section 2.5       Restricted Stock.........................................16

Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................16

   Section 3.1       Organization.............................................16
   Section 3.2       Subsidiaries and Affiliates..............................17
   Section 3.3       Capitalization...........................................19
   Section 3.4       Authorization; Validity of Agreement; Company Action.....21
   Section 3.5       Board Approvals..........................................21
   Section 3.6       Required Vote............................................22
   Section 3.7       Consents and Approvals; No Violations....................22
   Section 3.8       Company SEC Documents and Financial Statements...........23
   Section 3.9       Absence of Certain Changes...............................24
   Section 3.10      No Undisclosed Liabilities...............................26
   Section 3.11      Litigation...............................................26
   Section 3.12      Employee Benefit Plans; ERISA............................27
   Section 3.13      Taxes....................................................29
   Section 3.14      Contracts................................................32
   Section 3.15      Real and Personal Property...............................34
   Section 3.16      Potential Conflict of Interest...........................35
   Section 3.17      Intellectual Property....................................35
   Section 3.18      Labor Matters............................................38
   Section 3.19      Compliance with Laws.....................................39
   Section 3.20      Information in the Proxy Statement.......................40
   Section 3.21      Information in the Offer Documents and the Schedule
                     14D-9....................................................40
   Section 3.22      Opinion of Financial Advisor.............................40
   Section 3.23      Insurance................................................41
   Section 3.24      Brokers..................................................41
   Section 3.25      Personnel................................................41
   Section 3.26      No Termination of Business Relationship..................41
   Section 3.27      Privacy Matters..........................................42
   Section 3.28      Other Agreements.........................................42

Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER.............42

   Section 4.1       Organization.............................................42
   Section 4.2       Authorization; Validity of Agreement; Necessary Action...42
   Section 4.3       Consents and Approvals; No Violations....................43
   Section 4.4       Litigation...............................................43
   Section 4.5       Information in the Proxy Statement.......................44
   Section 4.6       Information in the Offer Documents.......................44
   Section 4.7       Cash Availability........................................44
   Section 4.8       Company Stock............................................44
   Section 4.9       Other Agreements.........................................44

Article V CONDUCT OF BUSINESS PENDING THE MERGER..............................45

   Section 5.1       Interim Operations of the Company........................45
   Section 5.2       No Solicitation; Unsolicited Proposals...................48
   Section 5.3       Board Recommendation.....................................52
   Section 5.4       Notification.............................................53

Article VI ADDITIONAL AGREEMENTS..............................................53

   Section 6.1       Proxy Statement..........................................53
   Section 6.2       Meeting of Stockholders of the Company...................53
   Section 6.3       Additional Agreements....................................54
   Section 6.4       Notification of Certain Matters..........................54
   Section 6.5       Access; Confidentiality..................................54
   Section 6.6       Consents and Approvals...................................55
   Section 6.7       Publicity................................................58
   Section 6.8       Directors' and Officers' Insurance and Indemnification...58
   Section 6.9       Purchaser Compliance.....................................60
   Section 6.10      State Takeover Laws......................................60
   Section 6.11      Certain Tax Matters......................................60
   Section 6.12      Section 16 Matters.......................................61
   Section 6.13      Employee Benefits........................................62
   Section 6.14      Bankruptcy Court Approval................................62
   Section 6.15      Limitation on Amendments and Waivers to Certain
                     Stockholder Agreements...................................62

Article VII CONDITIONS........................................................63

   Section 7.1       Conditions to Each Party's Obligations to Effect
                     the Merger...............................................63

ARTICLE VIII TERMINATION......................................................63

   Section 8.1       Termination..............................................63
   Section 8.2       Effect of Termination....................................66
   Section 8.3       Automatic Termination....................................66

Article IX MISCELLANEOUS......................................................66

   Section 9.1       Amendment and Modification...............................66
   Section 9.2       Non-survival of Representations and Warranties...........67
   Section 9.3       Expenses.................................................67
   Section 9.4       Notices..................................................67
   Section 9.5       Interpretation...........................................69
   Section 9.6       Counterparts.............................................69
   Section 9.7       Entire Agreement; No Third-Party Beneficiaries...........69
   Section 9.8       Severability.............................................69
   Section 9.9       Governing Law; Jurisdiction..............................70
   Section 9.10      Waiver of Jury Trial.....................................70
   Section 9.11      Assignment...............................................70
   Section 9.12      Enforcement..............................................71

                                     ANNEX
                                     -----

Annex I               Conditions to the Offers

                                    EXHIBITS
                                    --------

Exhibit A             Form of Certificate of Incorporation of the Surviving
                      Corporation
Exhibit B             Form of By-Laws of the Surviving Corporation
Exhibit C             Form of Stockholder Agreement

                                   SCHEDULES
                                   ---------

Company Disclosure Schedule
Schedule 3.14         Certain Entities
Schedule 5.1          Certain Company Agreements